             EXHIBIT 2.1    PURCHASE AGREEMENT


    BETWEEN:

    - SANOFI-SYNTHELABO, a French societe anonyme with a share capital of 1,461,174,016 Euros, having its principal office at 174, avenue de France, 75013 Paris ("Sanofi") represented by Mr. Christian Mignon, duly authorized;

    AND:

    - INSTITUT PASTEUR, a public interest private foundation, having its principal office at 28, rue du Docteur
    Roux, 75015 Paris ("IP" and, collectively with Sanofi, the
    "Sellers"; each, a "Seller"), represented by Mr. Jean Castex, duly authorized;

    AND:

    - BIO-RAD LABORATORIES INC., a company incorporated under the laws of Delaware, having its principal office at 1000 Alfred Nobel Drive, Hercules, California, 94547, represented by Mr. David Schwartz, duly authorized (the "Purchaser", each of the Purchaser and either Seller, a "Party" and, collectively, the "Parties").

    WHEREAS:

    Pasteur Sanofi Diagnostics S.A. ("PSD" or the "Company") is a French societe anonyme whose share capital is held by Sanofi (73.66%) and IP (26.34%);

    PSD and its controlled Affiliates (the "Subsidiaries" and, collectively with the Company, the "Group Companies", as the same are listed in Exhibit A) are engaged in studying, researching, producing, selling, distributing in-vitro diagnostics products, including as licensees, and providing services in the field of in-vitro diagnostics (such activities, collectively, the "IVD Activities");

    Certain of Sanofi's Affiliates outside of France listed in Exhibit B (the "Ancillary Asset Sellers") are also engaged in the IVD Activities and hold and use certain assets in connection therewith, together with the employment liabilities relating thereto (described in Schedule 4.20(a) and in Exhibit
    C) and are parties to certain contracts pertaining to the IVD Activities (the "Ancillary Assets");

    The Sellers wish to divest, and the Purchaser wishes to acquire, on the terms and subject to the conditions set forth in this Agreement, the IVD Activities with a view to the development and future growth of the IVD Activities consistent with appropriate social policies;

    In furtherance thereof, Sanofi and IP wish to sell, transfer, assign and deliver, and the Purchaser wishes to purchase, acquire and assume, on the terms and conditions set forth in this Agreement, (i) 2,321,153 shares of capital stock (the "Shares") representing all of the outstanding share capital of the Company except seven (7) shares held by directors and employees of the Group Companies and (ii) the Ancillary Assets;

                                                                   2.

    Accordingly, the Sellers have agreed to waive, in connection with the transactions contemplated by this Agreement, all their respective rights under the Shareholders' Agreement, which will terminate upon the closing of the sale of the Shares contemplated hereby.

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings contained or referred to in this Agreement, and subject to the satisfaction or waiver of the conditions of this Agreement, the Parties hereby agree as follows.

                             ARTICLE 1
                            DEFINITIONS

    Capitalized terms used in this Agreement are used as defined in this Article 1 or elsewhere in this Agreement. References in this Agreement to numbered Articles, Sections, Exhibits or Schedules are, unless otherwise specified, respectively references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

    "Accounting Group" means the Company, the Subsidiaries and the Ancillary Assets;

    "Accounting Principles" means (a) Sanofi's accounting practices, conforming to accounting principles generally accepted in France, as consistently applied by the Sanofi Group during the 1997 and 1998 fiscal years and as further described in Schedule 4.7(a)(ii) and (b) the accounting practices specific to the IVD Activities as set forth in
     Schedule 4.7(a)(iii);

    "Affiliate" means, with respect to any Party, any Entity controlling, controlled by, or under common control with said Party, in all cases directly or indirectly; for purposes of this definition "control" shall have the meaning set forth in
    Article 355-1 of French law no. 66-537 of July 24, 1966 relating to commercial companies;

    "Ancillary Asset Employees" has the meaning set forth in Section 7.1;

    "Ancillary Asset Purchase Price" means, in the aggregate, thirty four million two hundred nineteen thousand (34,219,000) French Francs, i.e., US$ five million three hundred forty-two thousand three hundred seventy-four (5,342,374), corresponding to the aggregate net book value, as of December 31, 1998, of the assets included in the Ancillary Assets, after deduction of the Ancillary Asset Employees liabilities recorded in the Ancillary Asset Sellers' books as of May 31, 1999 and allocated among the Ancillary Assets as set forth in Exhibit C;

    "Ancillary Asset Sellers" has the meaning ascribed to such term in the preamble hereof;

    "Ancillary Assets" has the meaning ascribed to such term in the preamble hereof; it being specified that the net book value of the assets included in the Ancillary Assets shall exceed the amount (in absolute terms) of the employment liabilities relating to the Ancillary Asset Employees;

    "Business" has the meaning set forth in Section 5.7(a);

    "Business Day" means any day other than a Saturday or Sunday or other day that commercial banks generally are closed in France and, for the purposes of Article 7 only, in France and any other jurisdiction from or to or through which a payment is to be made in connection with the transactions described in such Article;

                                                                   3.

    "Calculation Method" means the method used for the calculation of the Consolidated Reference Net Worth, as set forth in Exhibit D;

    "Change of Control Contracts" has the meaning set forth in Section 5.2;

    "Claim" has the meaning set forth in Section 8.2;

    "Closing" has the meaning set forth in Section 9.1(a);

    "Closing Date" has the meaning set forth in Section 9.1(a);

    "Closing Date Amount" has the meaning set forth in Section 6.1(b);

    "Closing Date Calculation" means the method used for the calculation of the Consolidated Closing Date Net Worth, as set forth in Exhibit E;

    "Company" has the meaning ascribed to such term in the preamble of this Agreement;

    "Confidentiality Agreement" has the meaning set forth in Section 10.2;

    "Consolidated Financial Statements", in respect of any fiscal year, means the consolidated financial statements
    (i.e., the balance sheet and the income statement) of the Group Companies, in respect of such fiscal year, prepared in accordance with the Accounting Principles;

    "Consolidated 1998 Financial Statements" means the
    Consolidated Financial Statements, as of and for the fiscal year ended, December 31, 1998; it being specified that such financial statements were derived from the consolidated financial statements of the Sanofi Group for 1998, audited by Ernst &
    Young;

    "Consolidated EBITDA" means the Earnings before Interest, Taxes, Depreciation and Amortizations of the
    Accounting Group, established in accordance with the Accounting Principles, pursuant to the calculation method set forth in Exhibit G;

    "Consolidated Closing Date Financial Statements" means the Consolidated Financial Statements prepared in accordance with the provisions of Section 2.1.3(b), as of August 31, 1999 or September 30, 1999, as the case may be, and for the eight-(8-) or nine-(9-) month period then ended, as applicable;

    "Consolidated Closing Date Net Worth" means the consolidated net worth of the Group Companies, as of August 31, 1999 or September 30, 1999, as the case may be, calculated by applying the Accounting Principles and the Closing Date
    Calculation on the basis of information contained in the Consolidated Closing Date Financial Statements;

    "Consolidated Reference Net Worth" means the amount set forth in Exhibit D corresponding to an estimate of the consolidated net worth of the Group Companies, as of August 31, 1999 or, if the Closing Date is not August 31, 1999, as of September 30, 1999, calculated by applying the Calculation Method and in accordance with the Accounting Principles;

    "Contract" means any contract, agreement, commitment, undertaking, lease, license, mortgage, bond, note or other agreement, whether written or oral, creating rights or obligations, including of a unilateral nature;

                                                                   4.

    "Cooperation Agreement" means the agreement entitled
    Convention de Collaboration between IP and PSD, dated July 11,
    1990;

    "Entity" means any corporation, company, association, group, partnership or other entity, incorporated or otherwise;

    "Examination Period" has the meaning set forth in
    Section 2.1.3(b)(ii)(aa);

    "Group Companies" means the Company and the Subsidiaries;

    "ICC" has the meaning set forth in Section 11.12;

    "Independent Auditor" has the meaning set forth in
    Section 2.1.3(b)(iii)(aa);

    "Intellectual Property Rights" means (i) all software,
    (ii) all patents, patent applications, registered trademarks, trademark applications, tradenames, service marks, service mark registrations, service mark applications, service names, copyrights and copyright applications, (iii) all trade secrets, processes, know-how and formulae and (iv) all intellectual property rights to cell lines and monoclonal antibodies owned by or licensed to the Group Companies, except those covered by the Cooperation Agreement and the IP License Agreement and further described in Section 4.10.2 hereof. Intellectual Property Rights also include Sanofi IVD Patents.

    "IP" has the meaning set forth in the second introductory paragraph of this Agreement;

    "IP Patents and Trademarks" has the meaning ascribed to such term in Section 4.10.2;

    "IP License Agreement" means the agreement dated June 30, 1999 and entered into between PSD and IP for clarification purposes, setting forth a list of patents and know-how licensed by IP to PSD pursuant to the Cooperation Agreement and the terms of such licenses;

    "IVD Activities" has the meaning set forth in the preamble to this Agreement;

    "Liens" means all liens, pledges, mortgages, charges, security interests, claims, easements, burdens or other encumbrances;

    "Loss" has the meaning set forth in Section 8.1(a);

    "Net Closing Date Financial Indebtedness" means the sum, as of the Closing Date, as stated in the Consolidated Closing Date Financial Statements, of all amounts (except trade receivables) owed by the Group Companies to third party lenders or to the Sellers or their Affiliates (other than the Group Companies) under a loan or a line of credit after deduction of
    (i) any amounts (except trade receivables) owed by such third party lenders, the Sellers or their Affiliates to the Group Companies under a loan or a line of credit and (ii) any cash balance or cash equivalents on hand or on deposit;

    "Net Preliminary Financial Indebtedness" means the sum of all amounts (except trade receivables) owed by the Group Companies to third party lenders or to the Sellers or their Affiliates (other than the Group Companies) under a loan or a line of credit, after deduction of (i) any amounts (except trade receivables) owed by such third party lenders, the Sellers or

                                                                   5.

    their Affiliates to the Group Companies under a loan or a line of credit and (ii) any cash balance or cash equivalents on hand or on deposit, on the tenth Business Day preceding the Closing Date and notified to the Purchaser no later than three (3) Business Days prior to the Closing Date;

    "Notice of Objection" has the meaning set forth in
    Section 2.1.3(b)(ii)(bb);

    "Permitted Encumbrances" shall mean any (i) non material easements and security attachments on non material assets and
    (ii) Liens that will be released before Closing;

    "Preliminary Amount" has the meaning set forth in
    Section 6.1(b); it being specified that this amount may not exceed US$ two hundred and ten million (210,000,000);

    "Proforma 1998 Financial Statements" means the balance sheet and the income statement for the Accounting Group obtained by combining (i) the consolidated financial statements of the Group Companies prepared in accordance with the Accounting Principles and (ii) the assets, liabilities, income and expense relating to the Ancillary Assets, as of, and for the fiscal year ended, December 31, 1998, as referred to in the letters of Ernst & Young dated April 22, 1999, attached hereto as Exhibit F; it being specified that such financial statements were derived from the consolidated financial statements of the Sanofi Group for 1998, audited by Ernst & Young.

    "PSD" has the meaning ascribed to it in the preamble hereof;

    "Purchaser" has the meaning set forth in the third introductory paragraph hereof;

    "Purchaser's Auditor" has the meaning set forth in
    Section 2.1.3(b)(ii)(aa);

    "Real Estate" has the meaning set forth in Section 4.8(a);

    "Sanofi" has the meaning set forth in the first introductory paragraph hereof;

    "Sanofi Group" means, collectively, Sanofi and its Affiliates
    (excluding the Group Companies);

    "Sanofi IVD Patents" has the meaning set forth in Section 5.6;

    "Sellers" has the meaning set forth in the second introductory paragraph hereof;

    "Sellers' Auditor" has the meaning set forth in Section 2.1.3(b)(i);

    "Share Purchase Price" means US$ two hundred and ten million (210,000,000) less the Ancillary Asset Purchase Price and the Preliminary Net Financial Indebtedness; it being specified that the Share Purchase Price may not be increased and that the sum of the Share Purchase Price, as may be adjusted pursuant hereto, the Ancillary Asset Purchase Price, as may be adjusted pursuant hereto and the Closing Date Amount shall not exceed US$ 210,000,000;

    "Share Purchase Price Adjustment" has the meaning set forth in Section 2.1.3(a);

    "Shareholders' Agreement" means the agreement entered into between Sanofi and IP with respect to the Company dated
    July 11, 1990;

    "Shares" has the meaning set forth in the preamble hereof;

                                                                   6.

    "Subsidiaries" means the companies controlled by the Company, i.e., companies of which the Company holds, directly or indirectly, more than 50% of the voting rights;

    "12 Month EBITDA" has the meaning set forth in Section 4.7(c) hereof;

    "Taxes" means all French and foreign taxes, assessments, social charges, duties, fees or other governmental charges, taxes imposed on or measured by income, taxes based on employment (including amounts withheld from employees' compensation, including but not limited to social security contributions) and any other taxes imposed on or measured by property, franchise, sales, customs, gross receipts, profits, licenses, premium, withholding, capital, general corporate, whether imposed by any national state, government or any political subdivision or municipality thereof, including any interest, penalty or addition thereto;

    "US Subsidiaries" has the meaning ascribed to such term in
    Section 4.12(a).


                             ARTICLE 2
        SALE AND PURCHASE OF THE SHARES AND ANCILLARY ASSETS

    2.1    The Shares

    2.1.1  Sale and Purchase of the Shares

    Subject to the terms and conditions of this Agreement, each Seller agrees to sell, transfer, assign and deliver to the Purchaser, and the Purchaser agrees to purchase and acquire (or cause any Entity designated by it pursuant to Section 11.3 to purchase and acquire) from each of the Sellers the Shares that it holds, free and clear of all Liens of any nature whatsoever, together with all rights attaching thereto.

    2.1.2  Share Purchase Price

    The Shares shall be sold in consideration for the Share Purchase Price as such price may be adjusted pursuant to the provisions of Section 2.1.3.

    On the Closing Date, the Purchaser (or its designee) shall pay and allocate the Share Purchase Price among the Sellers prorata to the respective number of Shares sold by each of them.

    Such payment shall be made by means of wire transfer, for value on the Closing Date.

    2.1.3  Share Purchase Price Adjustment

    (a) Definition

        The Share Purchase Price shall be reduced, as the case may be, in accordance with the following provisions (the "Share Purchase Price Adjustment"):

            (i) In the event that the amount of the Consolidated
                Closing Date Net Worth is less than the
                Consolidated Reference Net Worth, the Share

                                                                   7.

                Purchase Price shall be reduced by an amount equal to the difference between these two amounts;

           (ii) In the event that the Net Preliminary Financial Indebtedness is less than the Net Closing Date Financial Indebtedness, the Share Purchase Price shall be reduced by an amount equal to the difference between these two amounts.

    (b) Determination of the Share Purchase Price Adjustment

            (i) Preparation of the Consolidated Closing Date
                Financial Statements:

                No later than sixty (60) days after the Closing Date, Sanofi shall deliver to the Purchaser (x) the audited Consolidated Closing Date Financial Statements, (y) a report from Ernst & Young (the "Sellers' Auditor") with respect thereto and
                (z) an explanation of their calculation of the Share Purchase Price Adjustment based on the Consolidated Closing Date Financial Statements and the Closing Date Calculation.

                To that effect, the Purchaser shall ensure the cooperation of the Group Companies with the Sellers' Auditor and shall, in particular, cause the Group Companies to provide the Sellers' Auditor access to all documents, books, records, data and other information of the Group Companies necessary in the reasonable opinion of the Sellers' Auditor.

           (ii) Review of the Consolidated Closing Date Financial
                Statements:

           (aa) The Purchaser, assisted by PGA - Arthur Andersen (the "Purchaser's Auditor"), shall have a period of sixty (60) days from the date of receipt of the documents referred to in Section 2.1.2(b)(i) (the "Examination Period") to review such documents, conduct its own audit of the Consolidated Closing Date Financial Statements applying the Accounting Principles and notify to Sanofi and to the Sellers' Auditor (the "Notice of Objection") that it disagrees with the Consolidated Closing Date Financial Statements and the calculation of the Share Purchase Price Adjustment by Sanofi and the Sellers' Auditor, it being specified that (i) the opinion of the Purchaser and the Purchaser's Auditor on the Share Purchase Price Adjustment shall be based on the Closing Date Calculation;
                (ii) the amount of goodwill may not be challenged by the Purchaser's Auditors; and (iii) each such disagreement may not involve amounts of less than five hundred thousand (500,000) French Francs per line item of the Consolidated Closing Date Financial Statements, and in the aggregate three million (3,000,000) French Francs. If the aggregate amount is reached, the adjustment will be calculated for the entire amount thereof.

           (bb) In the event of such a disagreement, the Purchaser shall send a Notice of Objection to Sanofi and the Sellers' Auditor, no later than on the last day of the Examination Period. Any failure by the Purchaser to send a Notice of Objection to Sanofi by such date shall mean that the Purchaser has definitively accepted, without reservation, all of the terms of the Consolidated Closing Date Financial Statements, the Closing Date Calculation and the amount of the Share Purchase Price Adjustment as calculated by Sanofi

                                                                   8.

                and the Sellers' Auditor, and such Consolidated
                Closing Date Financial Statements and such amount shall then become final and binding on the Parties.

           (cc) The Notice of Objection, if any, shall specifically mention each of the proposed corrections to be made to the Consolidated Closing Date Financial Statements, the Closing Date Calculation and the Share Purchase Price Adjustment, and shall state the reasons therefor. All items of the Consolidated Closing Date Financial Statements and the Closing Date Calculation not objected to by the Purchaser in the Notice of Objection shall be deemed to have been accepted by the Purchaser and shall be final and binding on the Parties and the Independent Auditor (as hereinafter defined).

           (dd) In the event that a Notice of Objection is sent
                to Sanofi, Sanofi and the Purchaser shall
                promptly attempt to reach agreement on the
                portion of the Consolidated Closing Date
                Financial Statements objected to by the Purchaser
                and the Share Purchase Price Adjustment
 .
          (iii) Independent Determination of the Share Purchase
                Price Adjustment:

           (aa) In the event that no agreement has been reached between the Parties thirty (30) days after the date of receipt by Sanofi of the Notice of Objection, those points on which there is disagreement shall, at the request of either of the Parties, be submitted to Deloitte Touche Tomatsu (the "Independent Auditor"), who shall act as an expert in accordance with the provisions of Article 1592 of the French Civil Code.

                Each Party hereby confirms that neither it nor any of its Affiliates has, or, to its best knowledge, expects to have in the near future, any relationship with the Independent Auditor (anywhere in the world) which could reasonably be considered to cause a potential conflict of interest.

                If the Independent Auditor does not accept its appointment or is prevented from carrying out its duties, the Parties shall promptly meet to agree on a replacement and each Party may, at any time, pursuant to a refere proceeding, request the President of the Commercial Court of Paris to appoint the Paris office of another accounting firm of international reputation meeting the foregoing requirement of independence as Independent Auditor, preferably chosen among PriceWaterhouseCoopers or KPMG.

           (bb) The Independent Auditor shall perform such procedures as it considers appropriate to form an independent opinion on the components of the Consolidated Closing Date Financial Statements, the Closing Date Calculation and the final calculation of the Share Purchase Price Adjustment which were not agreed upon between the Parties. In making its determinations, the Independent Auditor shall apply the Accounting Principles and the Calculation Method.

                The Parties shall use their best efforts to cause the Independent Auditor to issue a report setting forth the final calculation of the Share Purchase

                                                                   9.

                Price Adjustment in accordance with this Section
                2.1.2 within thirty (30) days from the date of the appointment of the Independent Auditor. The Independent Auditor's calculation of the Share Purchase Price Adjustment shall be final and binding on the Parties.

           (cc) Each of Sanofi and the Purchaser shall use its respective best efforts to ensure that the Sellers' Auditor and the Purchaser's Auditor shall cooperate with the Independent Auditor, including by granting access to all relevant working papers and files. The Purchaser shall further ensure the cooperation of the Group Companies with the Independent Auditor and shall, in particular, cause the Group Companies to give the Independent Auditor access to all relevant documents, books, records, data and other information of the Group Companies.

           (dd) The Independent Auditor's fees and disbursements shall be borne equally by the Sellers on one hand (and, among the Sellers, in proportion to the respective number of Shares sold by each of them) and the Purchaser on the other hand.

    (c) Payment of the Share Purchase Price Adjustment

        In the event of a Share Purchase Price Adjustment resulting in a reduction of the Share Purchase Price, each Seller shall pay to the Purchaser a portion of the Share
        Purchase Price Adjustment, corresponding to the proportion of the respective number of Shares sold by each of them.

             Such payment shall be made:

             - within fifteen (15) days after the Share Purchase Price Adjustment is finally determined as provided above;

             - by transfer of immediately available funds in French Francs, to an account designated by the recipient(s) thereof.

    2.2    Ancillary Assets

    2.2.1  Sale and Purchase of the Ancillary Assets

    Subject to the terms and conditions of this Agreement, Sanofi undertakes to cause the Ancillary Asset Sellers to sell, transfer, assign and deliver to the Purchaser and the Purchaser agrees to purchase and acquire (or cause any Entity(ies) designated by it and agreed by the Sellers to purchase and acquire) from them and assume, the Ancillary Assets, free and clear from all Liens of any nature whatsoever, except for Permitted Encumbrances.

    2.2.2  Ancillary Asset Purchase Price

    Each of the Ancillary Assets shall be sold in consideration for the relevant Ancillary Asset Purchase Price, as may be adjusted pursuant to the provisions of Section 2.2.3.

    On the Closing Date or, in respect of those Ancillary
    Assets subject to prior reorganization as contemplated by
    Section 7.3(b) or whose transfer shall not have received all required regulatory approvals prior to the Closing Date, on the

                                                                   10.

    relevant subsequent date of transfer thereof, the Purchaser (or its designee(s)) shall pay the Ancillary Asset Purchase Price in respect of any transferred Ancillary Asset to the relevant Ancillary Asset Seller or to Sanofi acting on behalf of the relevant Ancillary Asset Seller.

    All such payments shall be made by means of wire transfer, for value on the Closing Date or, as the case may be, on the relevant subsequent closing date to be agreed upon between the Parties. Any such payments made in respect of Ancillary Assets shall be made in French Francs or, if applicable law so requires or if the Purchaser has designated an Entity to purchase the relevant Ancillary Assets which is located in the same country as the relevant Ancillary Asset Seller, in the currency of the country in which the relevant Ancillary Asset Seller is located. Amounts to be paid in a currency other than French Francs, if applicable, shall be calculated by applying (i) the applicable indicative exchange rate published by the Bank of France for the tenth (10th) Business Day preceding the relevant payment date, a copy of which the Sellers shall communicate to the Purchaser and (ii) the parity between French Francs and Euros.

    2.2.3  Ancillary Asset Purchase Price Adjustment

    The Ancillary Asset Purchase Price relating to each
    Ancillary Asset shall be reduced or increased, as the case may be, in accordance with the following provisions; provided, however, that any increase in the Ancillary Asset Purchase Price pursuant to this Section 2.2.3 shall be limited to the amount of the Share Purchase Price Adjustment, if any, that may be finally determined pursuant to Section 2.1.3 above. In the event that such increase shall exceed the amount of the Share Purchase Price Adjustment, such excess shall be deemed to reduce the Share Purchase Price, for purposes of the allocation of the Purchase Price among the Sellers and the Ancillary Asset Sellers.

    Within fifteen (15) days from the Closing Date or, as the case may be, from the subsequent date of transfer of the relevant Ancillary Asset agreed upon between the Parties, Sanofi shall notify to the Purchaser (or its designee(s)) the net book value of the relevant Ancillary Asset and the related Ancillary Asset Employers' liabilities as stated in the relevant Ancillary Asset Seller's books, as at the date of transfer of such Ancillary Asset and Ancillary Asset Employers, converted, as the case may be, into French Francs, at the exchange rate referred to in Section 2.2.2, as applicable on such date.

    If such net book value exceeds the relevant Ancillary
    Asset Purchase Price, the Purchaser (or its designee(s)) shall pay to the relevant Ancillary Asset Seller the amount of the difference between these two amounts.

    If such net book value is less than the relevant
    Ancillary Asset Purchase Price, the relevant Ancillary Asset
    Seller shall refund to the Purchaser (or its designee(s)) the amount of the difference between these two amounts.

    The adjustments contemplated by this Section 2.2.3 shall be calculated by Sanofi and, at the request of the Purchaser, may be subject to a contradictory audit pursuant to the procedure described in Section 2.1.3 above applied mutatis mutandis; provided, however, that the review period available to each Party's auditor shall be limited to thirty (30) days.

      The payments provided in the two paragraphs above shall be made:

         - within fifteen (15) days after the net book value of the relevant Ancillary Asset has been notified to the Purchaser (or its designee(s)) by Sanofi;

                                                                   11.

         - by transfer of immediately available funds in the currency used for the payment of the relevant
           Ancillary Asset Purchase Price, to an account designated by the recipient thereof.

                                ARTICLE 3
                     REPRESENTATIONS OF THE PURCHASER

    The Purchaser hereby makes and gives the following representations and warranties for the benefit of the Sellers, which shall be accurate in all material respects as of the date hereof and (except as otherwise specifically provided therein) as of the Closing Date, as though restated on such date.

    3.1    Organization, Authority and Validity

    (a) The Purchaser is (and its designee(s), if any, will be) a corporation duly organized and validly existing under the laws of Delaware (United States of America). The Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

    (b) The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the competent corporate bodies of the Purchaser (and will have been so authorized by the competent corporate body of its designee(s)), and no other corporate action on the part of the Purchaser (or any such designee(s)) is (or will be) necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

    (c) This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

    3.2    No Breach

    Neither the execution of this Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions contemplated hereby does or will:

        (i) conflict with or violate any provision of the by-laws of the Purchaser or any other corporate governance document of the Purchaser;

       (ii) violate, conflict with or result in the breach or termination of, or constitute a default or an event of default under, the terms of any Contract to which the Purchaser is a party; or

      (iii) constitute a violation by the Purchaser of any laws or regulations.

    3.3    Consents

    The Purchaser is not required to obtain any consent in connection with the consummation of any of the transactions contemplated hereby.

                                                                   12.

    3.4    Brokers

    All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against any of the Sellers or any of their Affiliates for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby.

                                ARTICLE 4
                      REPRESENTATIONS OF THE SELLERS

    The Sellers hereby make and give the representations and warranties contained in Sections 4.4.3, 4.5, 4.6 and 4.15 for the benefit of the Purchaser. In addition, Sanofi hereby makes and gives, for the benefit of the Purchaser, the representations and warranties contained in Sections 4.1.1, 4.2.1, 4.3.1, 4.4.1, 4.7 through 4.14 and 4.16 through 4.26 (with the exception of those contained in Section 4.10.2), and IP makes and gives, for the benefit of the Purchaser, the representations and warranties contained in Sections 4.1.2, 4.2.2, 4.3.2, 4.4.2 and 4.10.2. The representations and warranties contained in this Article 4 shall be accurate in all material respects as of the date hereof and (except as otherwise specifically provided therein) as of the Closing Date, as though restated on such date.

    4.1    Organization, Authority and Validity

    4.1.1  (a) Sanofi is a corporation duly organized and validly existing under the laws of France. Sanofi has the power and authority to enter into this Agreement and to carry out its obligations hereunder.

           (b) The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the competent corporate bodies of Sanofi, and no other corporate action on the part of Sanofi is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

           (c) This Agreement has been duly executed by Sanofi and constitutes a legal, valid and binding obligation of Sanofi, enforceable against it in accordance with its terms.

    4.1.2  (a) IP is a public interest private foundation duly organized and validly existing under the laws of France. IP has the power and authority to enter into this Agreement and to carry out its obligations thereunder.

           (b) The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the competent organizational bodies of IP, and no other action on the part of IP is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

           (c) This Agreement has been duly executed by IP and constitutes a legal, valid and binding obligation of IP, enforceable against it in accordance with its terms.

                                                                   13.

    4.2   No Breach

    4.2.1 Except as set forth in Schedule 4.2.1, neither the execution of this Agreement nor the performance by Sanofi of its obligations hereunder nor the consummation of the transactions contemplated hereby does or will:

          (i) conflict with or violate any provision of the by-laws or any other corporate governance document of Sanofi or of any Group Company; or

         (ii) to Sanofi's best knowledge, violate, conflict with or result in the breach of any Contract to which any Group Company is a party; or

        (iii) violate, conflict with or result in the breach of any Contract to which Sanofi is a party; or

         (iv) constitute a violation by Sanofi or any Group Company of any laws or regulations;

    except for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the financial condition of the Group Companies or materially impair the ability of Sanofi to perform its obligations under this Agreement.

    4.2.2 Except as set forth in Schedule 4.2.2, neither the execution of this Agreement nor the performance by IP of its obligations hereunder nor the consummation of the transactions contemplated hereby does or will:

          (i) conflict with or violate any provision of the by-laws or any other corporate governance document of IP or of any Group Company; or

         (ii) to IP's best knowledge, violate, conflict with or result in the breach of any Contract to which any Group Company is a party; or

         iii) violate, conflict with or result in the breach of any Contract to which IP is a party; or

         (iv) constitute a violation by IP or any Group Company of any laws or regulations;

    except for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the financial condition of the Group Companies or materially impair the ability of IP to perform its obligations under this Agreement.

    4.3    Consents

    4.3.1 No consent is required to be obtained by Sanofi or any Group Company other than those set forth in Schedule
    4.3.1 for purposes of the execution of this Agreement or the consummation of any of the transactions contemplated herein.

    4.3.2 No consent is required to be obtained by IP or any Group Company other than those set forth in Schedule 4.3.2 for purposes of the execution of this Agreement or the consummation of any of the transactions contemplated herein.

                                                                   14.

    4.4    Incorporation, Existence and Authority of the Group Companies

    4.4.1 Sanofi owns, either directly or indirectly, the number of shares in the Company and its Subsidiaries set forth in Schedule 4.4.1.

    4.4.2 IP owns, either directly or indirectly, the number of shares in the Company and its Subsidiaries set forth in Schedule 4.4.2.

    4.4.3  (a) Schedule 4.4.3(a) contains an accurate and complete list of the Group Companies indicating the jurisdiction of incorporation thereof.

           (b) Each of the Group Companies, is duly organized, and validly existing under the laws of its jurisdiction of incorporation.

           (c) Each of the Group Companies has full power and authority to own, lease and operate the assets held or used by it, and carry out its activities in the manner in which they are currently carried out.

           (d) Except as set forth in Schedule 4.4.3(d), none of the Group Companies currently is the subject of any voluntary or judicial reorganization proceedings, or similar proceedings or is undergoing a liquidation.

    4.5    Capital Structure

           (a) All of the Shares and all of the shares and other equity interests in the Group Companies are validly issued and fully paid. Except as set forth in Schedule 4.5(a), the Shares and all of the shares and other equity interests in the Subsidiaries are free and clear of all Liens.

           (b) The share capital of each of the Group Companies is set forth in Schedule 4.4.3(a). Except as set forth in
               Schedule 4.4.3(a), there are no warrants, subscription, option or conversion rights or other agreements, securities, or other commitments, of any nature whatsoever authorized or outstanding pursuant to which any of the Group Companies is or may become obligated to issue or sell any shares, warrants or other securities of any nature whatsoever. Except as set forth in
               Schedule 4.4.3(a), the Group Companies do not hold any interest in any Entity.

    4.6    Transferability of the Shares

    The Shares represent 99,99% of the share capital of, and of the voting rights in, the Company. The Shares are owned respectively by Sanofi and IP, in the respective numbers and proportions as set forth in Schedule 4.6. Each Seller represents and warrants with respect to its respective Shares, that the Shares held by it may be freely disposed by it without any restrictions whatsoever other than those resulting from the clause d'agrement contained in
    Article 10(a) of the by-laws of the Company and that it has agreed to waive its right of first refusal over the Shares provided under
    Section 2.3.1 of the Shareholders' Agreement.

    4.7    Financial Statements

           (a) The Proforma 1998 Financial Statements are attached hereto as Schedule 4.7(a)(i). The Proforma 1998 Financial Statements fairly present, in accordance with the Accounting Principles, which are attached hereto as Schedule 4.7(a)(ii) and

                                                                   15.

               4.7(a)(iii), applied on a consistent basis, the financial condition, assets and liabilities of the Accounting
               Group as of December 31, 1998 and for the fiscal year then ended. As of December 31, 1998, the Group Companies did not have any material liabilities other than liabilities reflected or reserved against in the Proforma 1998 Financial Statements or disclosed in Schedule 4.7(a)(iv).

           (b) Except as set forth in Schedule 4.7(b)(ii),the Group Companies, since December 31, 1998, (i) have conducted their businesses only in the ordinary course of business in a manner consistent with past practice, have not changed the senior management referred to in Schedule 4.7(b)(i) and have not taken any of the actions described in Section 5.1 below and (ii) have not incurred any liability or financial obligation except liabilities (aa) incurred in the ordinary course of business consistent with past practice, or
               (bb) individually amounting to no more than FRF. 500,000, or (cc) specifically reserved against (whether in a general reserve account or in a specific reserve account) or otherwise reflected in the Consolidated 1998 Financial Statements.
               All reserves made in the Proforma 1998 Financial Statements are adequate in all material respects.

           (c) The Consolidated EBITDA of the Accounting Group for the 12-month period ended as of June 30, 1999 (the "12-Month EBITDA"), as calculated by Ernst & Young, shall be not less than US$ 7,000,000 (once converted from French Francs (until December 31, 1998) or Euros (from January 1, 1999) at the weighted average exchange rate between FRF or Euros and US$ for each monthly period included in such 12-month period). For purposes of Article 8 hereof, any shortfall between the 12-Month EBITDA and the above-referred amount shall entitle the Purchaser to indemnification in the amount of five (5) times such shortfall, subject to the provisions of Article 8 hereof (including any limitations contained therein).

    4.8    Real Estate

           (a) A complete list of all real estate owned or leased by the Group Companies is attached hereto as Schedule 4.8(a), including all land and buildings used for purposes of carrying out the activities of the Group Companies (all such real estate, the "Real Estate").

           (b) Except as set forth in Schedule 4.8(b), the Real Estate owned by the Group Companies is free and clear of all Liens (other than Permitted Encumbrances) which may significantly affect their value or use.

           (c) Except as set forth in Schedule 4.8(c), the Real Estate not owned by the Group Companies is leased pursuant to valid lease agreements. None of the Group Companies have been notified that they are in breach of any of these lease agreements which permits the Group Companies to continue to use the leased Real Estate in the same manner as is currently being used.

    4.9    Movable Property, Businesses ("Fonds de Commerce") and Inventory

           (a) Except as set forth in Schedule 4.9(a), all movable property, installations and equipment used by the Group Companies to conduct their businesses are either (i) fully owned by the Group Companies and are not the subject of any Liens other than Permitted Encumbrances or (ii) are used by the Group Companies under the terms of a valid lease, operating lease (location financiere) or capital lease (credit bail) agreement. Except as reflected in the Financial Statements of the Group Companies (and particularly in the reserves accounted for by the Group Companies), substantially all movable property, installation and equipment used by the Group Companies to conduct their businesses are in good operating condition and repair, ordinary wear and tear excepted, and are fit for the purposes for which they are

                                                                   16.

               currently being used in the Group Companies businesses. There exists no restriction on the use or transfer of the movable property, installations and equipment used by the Group Companies, except for regulatory requirements as well as third parties rights under lease or operating lease agreements.

           (b) Except as set forth in Schedule 4.9(b), the businesses
               ("fonds de commerce") of the Group Companies have in all material respects been operated in accordance with currently applicable laws and regulations. Except as set forth in Schedule 4.9(b), the Group Companies have full ownership of such businesses, which are not subject to any Liens other than Permitted Encumbrances. The businesses ("fonds de commerce") of the Group Companies have sufficient assets to carry on their respective businesses as presently conducted.

           (c) Except as reflected in the Financial Statements of the Group Companies (and particularly in the specific reserves accounted for by the Group Companies (whether in a general reserve account or in a specific reserve account)), all product inventory held by the Group Companies is in good, marketable and usable condition, free from all Liens, and is in conformity with warranties customarily given to purchasers of the relevant products. All inventory is managed in a manner consistent with past practice.

    4.10   Intellectual Property Rights

    4.10.1 (a) Schedule 4.10.1(a) sets forth (i) a complete list of all patents, patent applications, registered trademarks, trademark applications owned by the Group Companies [and]
               (ii) a complete list of all licenses granted to the Group Companies in connection with patents, patent applications, registered trademarks, trademark applications, know-how and intellectual property rights to monoclonal antibodies, except for those covered by the Cooperation Agreement and the IP License Agreement, (iii), for information purposes only, a list of certain cell lines and monoclonal antibodies registered with ATCC or other similar scientific depositary bodies, all of which are owned or validly used by the Group Companies, and (iv) Schedule 5.6 sets forth all intellectual property rights owned by Sanofi and used by the Group Companies in their IVD Activities, and there is no other intellectual property of Sanofi required by the Group Companies for them to conduct the IVD Activities, as currently being conducted.

           (b) Except as set forth in Schedule 4.10.1(b) (and except for the Sanofi IVD Patents), each of the Group Companies
               (or Sanofi for the Sanofi IVD Patents) either owns or uses pursuant to license agreements the Intellectual Property Rights and none of the Intellectual Property Rights owned by the Group Companies (or by Sanofi for Sanofi IVD Patents) are subject to any Liens or have been revoked or held invalid or unenforceable or have become abandoned as a result of non-compliance with the formalities required to maintain them in full force and effect or as the result of the failure to use such Intellectual Property Rights;

           (c) Except as set forth in Schedule 4.10.1(c) and except for Sanofi IVD Patents, the Group Companies (or Sanofi for Sanofi IVD Patents) have good and valid title to the Intellectual Property Rights owned by them;

           (d) Except as set forth in Schedule 4.10.1(d) (and except for the Sanofi IVD Patents following transfer thereof to the Group Companies), none of the Group Companies (or
               Sanofi for the Sanofi IVD Patents, subject to the provisions of Section 5.6 hereof) has granted, or agreed to grant, to any third party any license or other right to use any of the Intellectual Property Rights;

           (e) Except as set forth in Schedule 4.10.1(e), all of the Intellectual Property Rights used but not owned by the Group Companies are used by the Group Companies pursuant to legally

                                                                   17.

               valid license agreements and none of the Group Companies are in material breach under any of these agreements, no proceeding or claim is currently outstanding or asserted against any of the Group Companies (or Sanofi for the Sanofi IVD Patents) in respect of the Intellectual Property Rights and none of the Group Companies (or Sanofi for the Sanofi IVD Patents) have received a notice from a third party to the effect that any product that the Group Companies make, use, sell or distribute, infringes any trademark, trade name, copyright, patent, trade secret or similar legally protected right of such third party. In the reasonable opinion of Sanofi, based on specific studies having been conducted by the Group Companies, the HIV and Hepatitis viruses products currently manufactured and/or sold by the Group Companies do not infringe any intellectual property right legally protected of a third party.

           (f) Except as set forth in Schedule 4.10.1(f), the Group Companies are not required by Contract or otherwise to make any payments in connection with the ownership or use of the Intellectual Property Rights other than (aa) fees payable to their intellectual property counsels and to competent authorities to maintain their Intellectual Property Rights in full force and effect and (bb) with respect to Intellectual Property Rights not owned by them, the royalties and cash payments provided in the license agreements listed in Schedule 4.10.1(a)(ii);

           (g) Except as set forth in Schedule 4.10.1(g), the consummation of the transactions contemplated hereby will not alter or impair any of the Group Companies' rights under license agreements pertaining to the Intellectual Property Rights, except for such breaches, alterations or impairments that would not, either individually or in the aggregate, have a material adverse effect on the financial condition of the Group Companies taken as a whole.

    4.10.2 (a) Schedule 4.10.2(a)(i) sets forth a complete list of the patents, patent applications, registered trademarks, trademark applications and know-how owned in whole or in part by IP and currently used by all or certain of the Group Companies or that the Group Companies are entitled to use, in each case in the field of IVD Activities, pursuant to the Cooperation Agreement and the IP License Agreement (the
               "IP Patents and Trademarks"); it is specified that those of the IP Patents and Trademarks listed in Schedule 4.10.2(a)(ii) are licensed to the Group Companies on a non-exclusive basis;

           (b) Except as set forth in Schedule 4.10.2(b), IP owns and has good and valid title to the IP Patents and Trademarks, or is the valid co-owner of the IP Patents and Trademarks and is entitled, pursuant to a management agreement relating thereto, to grant licenses, including on an exclusive basis, to third-parties with respect to such co-owned IP Patents and Trademarks;

           (c) Except as set forth in Schedule 4.10.2(c), none of the IP Patents and Trademarks are subject to Liens or have been revoked or held invalid or unenforceable or have become abandoned as a result of non-compliance with the formalities required to maintain them in full force and effect; it is specified that Schedule 4.10.2.(c) may be amended with respect to trademarks by the Sellers until the Closing Date;

           (d) Except as set forth in Schedule 4.10.2(d), IP has not granted or agreed to grant to any third party any license or other right to use for the same applications those of the IP Patents and Trademarks licensed to the Group Companies on an exclusive basis nor have IP or other co-owners of IP Patents and Trademarks retained the right to use, for commercial purposes, such IP Patents and Trademarks;

           (e) Except as otherwise set forth in Schedule 4.10.2(e), no proceeding or claim is currently outstanding against IP or the Group Companies in respect of the IP Patents and Trademarks.

                                                                   18.

    4.10.3 Except as otherwise provided in Sections 4.10.1 and 4.10.2 and as may result out of patent applications not published as of the date of signing hereof, to the best of Sanofi's knowledge after diligent inquiry, the Group Companies hold the Intellectual Property Rights and the IP Patents and Trademarks necessary to conduct the IVD Activities as currently being conducted.

    4.11   Loans

           (a) Except as set forth in Schedule 4.11(a), none of the Group Companies have made any loans to any individual or to any legal entity that are outstanding as of the date hereof, with the exception of loans to employees or bodies responsible for the collection of employers' construction fund contributions and loans granted to other Group Companies.

           (b) Except as set forth in Schedule 4.11(b), none of the Group Companies is in default with respect to any material term or condition of any indebtedness incurred vis-a-vis third parties outstanding as of the date hereof.

    4.12   Tax, Social Security and Customs

           (a) For purposes of Sections 4.12, 4.18 and 4.20, the term "Group Companies" shall be deemed to exclude Group Companies organized under the laws of any State of the United States of America, i.e., Sanofi Diagnostics Pasteur, Inc., Genetic Systems Corporation, Blood Virus Diagnostics, Inc. and Respiratory Diagnostics, Inc., (the "US Subsidiaries") in respect of which the representations and warranties set forth in Schedule 4.12(a) are made and given.

           (b) Except as set forth in Schedule 4.12(b), (i) the Group Companies have filed on a timely basis with the competent authorities any and all returns in respect of Taxes which they were required to file and such returns were true and accurate in all material respects when filed, (ii) all Taxes required to be paid by the Group Companies that were due and payable prior to the date hereof have been paid by the Group Companies and (iii) the Group Companies have made adequate provisions in the Proforma 1998 Financial Statements, in accordance with the Accounting Principles, for the payment of all Taxes that were not due and payable prior to January 1, 1999 but for which they may be liable in respect of periods ending prior to January 1, 1999, regardless of whether the liability for such Taxes is disputed.

           (c) Except as set forth in Schedules 4.7(a)(iv) and 4.12(b), there are no Liens for Taxes upon the assets of any of the Group Companies;

           (d) The Group Companies have never been members of any partnerships, joint ventures or interest groupings (groupements d'interet economique) under which any of the Group Companies may be responsible for any tax obligations of any other person or Entity;

           (e) All tax credits, tax losses reported in the tax returns are valid and may be taken advantage of by the Group Companies under currently applicable tax law;

           (f) Except as set forth in the schedules to Section 4.7, the Group Companies have not incurred any Tax liabilities for the period beginning January 1, 1999 and ending on the Closing Date other than Tax liabilities incurred in the ordinary course of their business; and

           (g) Except as set forth in Schedule 4.12(c), none of the Group Companies is the subject of a Tax audit or Tax investigation, nor have any of the Group Companies received from any Tax

                                                                   19.

               authority any notice of such an audit or investigation.
               No claims for unpaid Taxes, interest or penalties are being asserted against the Group Companies. No express waiver of any statute of limitations has been given and is currently in effect with respect to the assessment of any Taxes against the Group Companies.

    4.13    Insurance

           (a) The Group Companies are insured either through group policies contracted by Sanofi-Synthelabo or policies directly contracted by them in amounts and against those risks normally insured against by persons operating similar businesses of similar sizes in similar locations
               (including product liability insurance, motor vehicle and general liability insurance as well as fire insurance and insurance of the properties of the Group Companies.
               A list of such policies contracted by Sanofi-Synthelabo is set forth in Schedule 4.13(a). Such insurance policies are in full force and effect in accordance with their respective terms and will remain in full force and effect until the Closing Date.

           (b) A list of all material pending claims or disputes in connection with such insurance policies is attached hereto as
               Schedule 4.13(b).

    4.14   Contracts

           (a) Schedule 4.14(a) contains an accurate and complete list of all Contracts (except license agreements pertaining to Intellectual Property Rights, a list of which is set forth in Schedules 4.10.1(a) and 4.10.1(d)) to which any of the Group Companies is a party that (i) involve the obligation (including contingent obligations) by or to any of the Group Companies to pay amounts in excess of one million (1,000,000) French Francs in any year (on the basis of the Proforma 1998 Financial Statements) or (ii) were not entered into in the ordinary course of business of the Group Companies.

               All Contracts listed in Schedule 4.14(a) (except for those entered into by Group Companies located in France or in the United States of America), (i) in case of fixed term Contracts, do not exceed two (2) years in duration, (ii) in case of indefinite term Contracts, may be terminated with no more than six (6) months of prior notice and (iii) in all cases, with respect to Contracts involving payments by the Group Companies, do not represent, individually, post Closing Date commitments in excess of US$ 250,000 per year.

           (b) Except as set forth in Schedule 4.14(b), all Contracts listed in Schedule 4.14(a) to which a Group Company is a party are valid, binding and enforceable by one or more of the Group Companies in accordance with their respective terms and are in full force and effect, and none of the Group Companies is in default in any material respect under any of such Contracts. To the best of Sanofi's knowledge, no other party to any of such Contracts is in default in any material respect thereunder. To the best of Sanofi's knowledge, no event has occurred which, with the passage of time or the giving of notice or both would constitute a default by the Group Companies under any such Contracts.

           (c) Except as set forth in Schedule 4.14(c), the sale of the Shares to the Purchaser shall not entitle, pursuant to any express provision of any Contract listed in Schedule 4.14(a), any other party to such Contracts to request that they be terminated, modified or renegotiated, as a result of such sale and, to the best of Sanofi's knowledge, as of the date hereof, the Group Companies have not received notice from any party to such Contracts to the effect that such party has decided to cancel or terminate any such Contract or exercise any option under any such Contract as a result of the sale of the Shares.

                                                                   20.

           (d) The Group Companies have ordered at least U.S.$ five (5) million of reagents and instrumentation applicable to the 1999 commitment under the April 30, 1997 Exclusive Dealer Agreement entered into between the Company and Beckman Coulter, Inc. By December 31, 1999, the Group Companies will have met their 1999 commitment under such agreement.

           (e) Cumulatively, reagent rental agreements entered into by the Group Companies are enforceable and have been generally enforced by the Group Companies so as to maintain profitability at historical levels.

    4.15   Relations with the Sellers

    Except as otherwise stated in Schedule 4.15, neither the Sellers, nor any Affiliate of the Sellers (other than a Group Company), in all cases either directly or indirectly:

           (a) holds any property or rights whatsoever, which are necessary for the Group Companies to carry out their activities
               (other than the IP Patents and Trademarks and the Sanofi
               IVD Patents);

           (b) is party to any Contracts with any Group Companies nor has any rights against the Group Companies (other than the shareholders' rights of the Sellers vis-a-vis the Group Companies, Sanofi's rights to the Sanofi IVD Patents and IP's rights under the Cooperation Agreement and the licenses of the IP Patents and Trademarks to the Group Companies); or

           (c) has granted any guarantees or other security interests to secure any of the Group Companies' undertakings, or is the beneficiary of any guarantee granted by any of the Group Companies to secure any of their obligations vis-a-vis third parties.

    4.16   Disputes

    Except as set forth in Schedules 4.10.1(e), 4.10.2(g), 4.12(c), 4.13(b),
    4.16 and 4.20(e), there are no judicial, administrative or arbitration proceedings pending against any of the Group Companies, which, if determined adversely with respect to the relevant Group Company, would have a material adverse effect on its business condition or the economic or financial prospects of the Group Companies taken as a whole. Except as set forth in Schedule 4.16, none of the Group Companies is a plaintiff in any litigation or proceeding where material counterclaims have been asserted against a Group Company.

    4.17   Compliance with Law

           (a) Except as indicated in Schedule 4.17, (i) the Group Companies possess all permits, certifications and other consents from governmental or other authorities required to conduct their respective operations as currently being conducted and (ii) the Group Companies are currently conducting their respective businesses in material compliance with these permits and consents and with all laws, ordinances and regulations which are currently applicable to them (except for instances of non-compliance that would not reasonably be expected to have a material adverse effect on the relevant Group Company), including but not limited to national, state, local and foreign environmental, work place safety and employee benefits laws and regulation.

           (b) No proceedings of any nature whatsoever have been undertaken which may result in the withdrawal, suspension or modification of any of the consents and permits held by the Group

                                                                   21.

               Companies and required to conduct the Group Companies' operations as currently being conducted. Except as set forth in Schedule 4.17(b), all such permits, certifications and consents are valid and in full force and effect and will not be terminated as a result of the sale of the Shares.

           (c) Except as set forth in Schedule 4.17(c), none of the Group Companies has received any notice from governmental or other authorities alleging any violation of any laws, ordinances or regulations currently pending, which, if determined against the relevant Group Company, would have a material adverse effect on its business condition or the economic or financial prospects of the Group Companies taken as a whole.

    4.18   Environment

    Except as indicated in Schedule 4.18, the Group Companies carry out their activities in compliance in all material respects with environmental laws and regulations currently applicable to them.
    In particular, the Group Companies have obtained all environmental authorizations and licenses required for the conduct of their operations as currently conducted, and the Group Companies comply in all material respects with said authorizations and licenses. There have been no releases of hazardous substances (substances dangereuses pour l'environnement) within the meaning of classes no. 1170, 1171, 1172 and 1173 of the French decree of May 20,
    1953 relating to installations classees from or on the premises at which the Group Companies operate their business. Except as indicated in Schedule 4.18, the Group Companies have not received notice of potential liability, under applicable environment laws and regulations, with respect to any sites and the Group Companies are not aware of any present events, facts, conditions or circumstances which violate environmental laws in any material respect or which currently form the basis of an environmental claim arising out of the release of such hazardous substances with respect to any of the sites in which they conduct their activities.

    4.19   Ancillary Assets

           (a) Except as set forth in Schedule 4.19(a) and except for the transfer to the Purchaser (or its designee(s)) of local product sanitary registration in respect of products sold through the Ancillary Assets, the Ancillary Assets are wholly-owned by the Ancillary Asset Sellers free and clear of all Liens except for Permitted Encumbrances, and there exists no restriction on the transfer of the Ancillary Assets.

           (b) All of the Ancillary Assets are in a state of good maintenance and repair and are usable for their intended purpose.

    4.20   Labor Matters

           (a) Schedule 4.20(a) is a list of employees (representing approximately 90% of the headcount) of the Group
               Companies (including, by way of exception to Section 4.12(a), the US Subsidiaries) and of the Ancillary Asset Employees, indicating the current rate of compensation for each such employee as of May 31, 1999. The representation contained in this paragraph 4.20(a) with respect to employees of Group Companies other than those located in France, in the United States and in Brazil is made for information purposes only and may not result in indemnification of the Purchaser pursuant to
               Article 8 hereof.

           (b) Except as set forth in Schedule 4.20(b), the Group Companies do not participate in or contribute to any retirement plans, profit-sharing schemes or other optional employee incentive plans other than those required by applicable laws, regulations and/or collective bargaining agreements. As

                                                                   22.

               of the date hereof, the Group Companies have made all required contributions payable under their respective plans and under the applicable social security regime.

           (c) Except as set forth in Schedule 4.20(c), none of the Group Companies has concluded any Contracts with any of its employees which provide, in the event of termination, for a notice period or payment of an indemnity which exceeds those provided for by applicable laws, regulations and/or collective bargaining agreements.

           (d) Schedule 4.20(d) sets forth all commitments and undertakings, outstanding as of the date hereof, made by the Group Companies (including, by way of exception to Section
               4.12(a), the US Subsidiaries) vis-a-vis their former employees.

           (e) Except as set forth in Schedule 4.20(e), none of the Group Companies has (i) given any undertakings or made any commitments in connection with any restructuring plan (plan social) that have not been entirely performed or fulfilled or
               (ii) given any undertakings or made any commitments in connection with a collective dismissal plan (licenciement collectif).

           (f) Except as set forth in Schedule 4.20(f), there is no current labor litigation involving claims by employees of the Group Companies. No collective labor disputes, strikes, work stoppages or other interruption in service or performance due to collective labor disputes have occurred over the last three
               (3) years; and since then, all relationships between the Group Companies and its employees are generally stable and satisfactory.

           (g) Schedule 4.20(g) describes the particular undertakings given by the Group Companies (including, by way of exception to Section 4.12(a), the US Subsidiaries) to their employees in connection with the transactions contemplated by this Agreement.

           (h) Except as set forth in Schedule 4.20(h), the representations provided by paragraphs (a), (b), (c), (e), (f) and (g) of this Section 4.20 apply to the Ancillary Assets Employees.

    4.21   Product Liability

           (a) Except as set forth in Schedule 4.21(a) and for customary and limited batch recalls (those related to the lack of robustness of the biological products or defects in workmanship and not to defects that would impair the reliability of a diagnosis and may cause a public health problem), none of the Group Companies has received any order from any administrative or judicial authority, or any request from any professional or consumer body, to recall any of its products, or to inform its customers of a defect in any of its products.

           (b) Except as set forth in Schedule 4.21(b), no warranties have been granted by any of the Group Companies with respect to its products sold or services rendered under the terms of which any of them would be liable beyond the limits and periods provided for by law and/or the general conditions of sale of the Group Companies, as applicable. There are no outstanding warranty claims against the Group Companies by any of its customers with respect to the products sold or the services rendered by the Group Companies.

                                                                   23.

    4.22   Brokers

    All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of any of Sanofi or the Group Companies in such manner as to give rise to any valid claim against any of the Group Companies or Purchaser for any broker's or finder's fee or similar compensation in connection with the transactions contemplated.

    4.23   No material adverse change

    Except for the consequences of termination, if any, of Change of Control Contracts referred to in Section 5.2 hereof, between the date hereof and the Closing Date, there shall not have occurred any event effectively adversely affecting the financial condition of the Group Companies, taken as a whole, by more than Euro 39,058,686.

    4.24   Year 2000 Compliance

    As of the date hereof, the Group Companies have achieved and performed all the objectives and actions contemplated to be achieved and performed by them on or prior to the date hereof pursuant to the Y2K Plans attached as Schedule 4.24 hereto (except for instances of absence of achievement or performance which do not have a material adverse effect on the Group Companies).

    4.25   Euro Compliance

    As of the date hereof, the Group Companies have achieved and performed all the objectives and actions contemplated to be achieved and performed by them on or prior to the date hereof pursuant to the Euro compliance plans attached as Schedule 4.25 hereto (except for instances of absence of achievement or performance which do not have a material adverse effect on the Group Companies).

    4.26   Maintenance of Business

    Neither of the ten major customers of the Group Companies, respectively in France and in the United States of America, nor the ten major suppliers of the Group Companies, respectively in France and in the United States, have notified any of the Group Companies within the six-month period immediately preceding the date hereof of their intent to cease doing business with any of such companies or to reduce substantially the amount of the business that such customer is currently doing with any of the Group Companies; without prejudice to termination, pursuant to their respective terms, of agreements entered into between such Companies and customers or suppliers (including Beckman Coulter, Inc.).

                                  ARTICLE 5
                           COVENANTS OF THE SELLERS

    5.1 Management of the Group Companies between the date hereof and the Closing Date

    Between the date hereof and the Closing Date, except as otherwise provided for herein or as may be expressly agreed to by the Purchaser, the Sellers shall cause:

                                                                   24.

           (a) each of the Group Companies to carry out its activities solely within the normal and ordinary course of business, including not permitting the sale, transfer or disposition of any of the assets of the Group Companies, not entering into any material contract or commitment, engaging in any transaction, extending credit or incurring any obligation with respect to the Group Companies, in each case, other than in the usual and ordinary course of business and in a manner consistent with past practice, and not making or instituting any usual or novel methods of purchase, sale, management, operation, or other business practice in the management of the Group Companies, not modifying the compensation or benefits payable or to become payable to employees or agents of the Group Companies;

           (b) the Company not to decide upon, or make, any distribution of profit or reserves;

           (c) each of the Group Companies not to be a party to any merger, contribution or spin off; not to make any change to its capital, or issue securities of any nature whatsoever or warrants;

           (d) the Group Companies not to make any modifications to the respective articles of incorporation or by-laws of any of Group Companies;

           (e) the Group Companies not to incur any new loan granted by parties other than their shareholders and their respective Affiliates (except as may be directed by the Purchaser in view of the Closing);

           (f) the Group Companies not to agree to take any of the actions set forth above;

           (g) each of the Group Companies to refrain from making any change in the accounting practices or procedures applied by the Group Companies;

           (h) each of the Group Companies not to enter into, issue or grant to any third party any agreements, arrangements, warrants, call options, convertible rights or other rights (vested or contingent) to acquire any capital stock of the Group Companies;

           (i) the Group Companies to inform the Purchaser of the occurrence of any event referred to in Section 4.23 above.

    5.2    Consents / HCV License

    Until the Closing Date, the Purchaser shall use reasonable efforts to assist the Sellers and/or the Company, and from and after the Closing Date the Sellers shall use reasonable efforts to assist the Purchaser and/or the Company, in obtaining, prior to or after the Closing Date, the undertaking of the counterparty(ies) to any of the Contracts listed in Schedule 5.2 (the "Change of Control Contracts") not to terminate such Contract in connection with, or as a result of, the change of control of the Company hereby contemplated (the "Change of Control").

    In addition to the foregoing, until the Closing Date, the Purchaser shall cooperate with the Company and the Sellers, and from and after the Closing Date, the Sellers shall cooperate with the Company and the Purchaser in securing the consent of Ortho Diagnostics Systems, Inc. and Chiron Corporation (the "O/C Parties") to the Change of Control pursuant to Section 13.5 of the HCV License Agreement dated November 22, 1993 between the Ortho/Chiron Parties and the Company (the "HCV License"). To that effect, the Company shall, promptly

                                                                   25.

    following the execution hereof, notify the O/C Parties of the Change of Control and attempt to secure the O/C Parties' consent thereto as soon as possible. The Purchaser shall fully participate in these efforts, including (i) by providing written assurances to the O/C Parties that the Purchaser shall cause the Company to continue implementing the HCV License in accordance with its terms and its existing net economic effect on the O/C Parties and with the Company's past practice, and (ii) by the Company providing to the O/C Parties reasonable incentives as agreed with the Purchaser to secure the necessary consent such as a non-exclusive license to the HIV probes on terms comparable to existing HIV 2 licenses of the Group Companies.

    In the event that, the O/C Parties having failed to consent to the Change of Control and having terminated the HCV License pursuant to
    Section 13.5 thereof, whether before or after the Closing, (i) the O/C Parties should have initiated legal proceedings to enjoin the Company from exploiting the HCV License or (ii) the Group Companies' sales of HCV License products should have decreased by more than 10% (compared to the sales of the same six-month period of the immediately preceding year) within the six-month period following the O/C Parties' notice to the Company of the termination of the HCV License pursuant to
    Section 13.5 thereof (excluding, however, any loss of HCV business resulting from a change in the regulatory requirements or social security or private insurance reimbursement regimes), then, the Sellers shall, promptly upon notice by the Purchaser, pay to the Purchaser the amount of Euro 19,529,343 as provisional indemnity (the "Provisional Indemnity") for the Loss suffered by the Company as a result of the O/C Parties' termination.

    In the circumstances described in the foregoing paragraph, the Purchaser shall cooperate with the Sellers and the Company in pursuing legal action against the O/C Parties for wrongful termination of the HCV License and in seeking reinstatement thereof as well as recovery of any damages suffered by the Company and the Sellers as a result of such termination. If the dispute with the O/C Parties is finally resolved within twelve (12) months from the Closing Date, the Purchaser shall refund the Sellers with any fraction of the Provisional Indemnity equal to the excess of such indemnity over the Loss suffered by the Company as a result of the O/C Parties' termination of the HCV License, and the Sellers shall conversely indemnify the Purchaser of any excess of such effective Loss over the Provisional Indemnity up to an additional Euro 9,764,671.
    In the event that the dispute with the O/C Parties should not be finally resolved within twelve (12) months from the Closing
    Date, (A) the Purchaser shall be entitled to retain the Provisional Indemnity, subject to the Company's assignment to the Sellers of all of the Company's rights under the HCV License to receive monetary compensation from the O/C Parties for wrongful termination of the HCV License, and subject to the Purchaser's undertaking to cooperate with the Sellers and to grant the Sellers unrestricted access to the relevant information necessary to document such Sellers' monetary compensation demands, and (B) in addition, the Purchaser shall be entitled to claim additional damages from the Sellers up to a maximum amount of Euro 9,764,671 in the event that the Purchaser can establish that the effective
    Loss suffered by the Group Companies as a result of the termination of the HCV License exceeds the Provisional Indemnity.

    Any indemnification of the Purchaser pursuant to this Section 5.2 (including the payment of the Provisional Indemnity) shall be subject to the provisions of Article 8 hereof (including any limitations contained therein), provided, however, that the aggregate maximum amount of indemnification stipulated in Section 8.6(d) hereof shall be increased from Euro 39,058,686 to Euro 48,823,357 in the event that the HCV License is finally lost to the Company following the issuance of a final decision.

    <page<
                                                                   26.

    The Sellers shall assume the legal costs of the Company's involvement in any legal proceeding resulting from the O/C Parties' termination of the HCV License and shall have sole control over such proceedings and any settlement discussions and decisions in respect thereof. Accordingly, the Purchaser shall not, and shall cause the Company not to, make any decision regarding any dispute with the O/C Parties arising out of the latter's refusal to consent to the Change of Control, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

    5.3    Reasonable Access

    During the period from the date of this Agreement to the Closing, the Sellers shall, to the extent necessary, provide the Purchaser and its representatives (including the Purchaser's Auditor and counsel), upon at least two (2) Business Days' prior notice, with reasonable access to the books, financial reports prepared in the ordinary course of business, records, facilities, properties, assets, operations and authorized management of the Group Companies; provided that such access shall not interfere with the normal business operations of the relevant Entities and that the Purchaser and each of its representatives being provided such access undertake to keep the information thus communicated to them in strict confidence, upon terms substantially conforming to the terms of the Confidentiality Agreement.

    5.4    Services Agreements

    The services agreements entered into between IP and/or Sanofi and/or its Affiliates (other than the Group Companies), on the one hand, and the Group Companies, on the other hand, as listed in Schedule 5.4(a), shall automatically terminate on the Closing Date without indemnity to either party thereto. The services agreements listed in Schedule 5.4(b) shall remain in effect pursuant to the financial terms thereof, as applicable during the first semester of 1999 for an initial six (6) month period following the Closing Date, renewable once; it being understood that the termination of said services agreements shall not give rise to any indemnity to either party thereto and the agreements listed in Schedule 5.4(c) shall remain effective pursuant to their respective terms.

    5.5 Termination of the Shareholders' Agreement - Amendment to Cooperation Agreement

    Each of the Sellers hereby waives any and all rights that it may have pursuant to the Shareholders' Agreement in connection with or as a result of the consummation of the transactions contemplated hereby, in particular the rights of first refusal provided in
    Section 2.3.1 of the Shareholders Agreement. Furthermore, IP hereby waives its veto right provided under Section 2.3.2 of the Shareholders Agreement, as well as its rights to rescind the Cooperation Agreement pursuant to Section 2.4.2 of the Shareholders' Agreement, in connection with or as a result of the consummation of the transactions contemplated hereby.

    Each of the Sellers hereby agrees that the Shareholders' Agreement shall automatically terminate upon the Closing and shall take all actions necessary to effect or formalize such termination.

    5.6    Transfer of Sanofi IVD Patents

    Sanofi undertakes to carry out any formalities required for the transfer of the registration of the Intellectual Property Rights currently registered under its own name or under the name of any of its Affiliates (other than the Group Companies) listed in

                                                                   27.

    Schedule 5.6 (the "Sanofi IVD Patents") in favor of the appropriate Group Companies, prior to or as soon as possible after the Closing Date; it being understood that Sanofi shall retain a non-exclusive prepaid license to use (with no right to sub-license or assign, except to an Affiliate) the Sanofi IVD Patents, in the field of therapeutics and toxic drugs monitoring, until their respective termination (the payment therefor being deemed included in the Purchase Price). In the event that Sanofi decides to make effective use of such license in the field of toxic drugs monitoring, the Group Companies shall be offered by Sanofi an option to manufacture such tests for Sanofi, on competitive terms.

    5.7    Non compete

           (a) For a period of five (5) years following the Closing
               Date, the Sanofi Group shall not engage in the IVD Activities currently conducted by the Group Companies and on the territories currently covered by such activities (the "Business"), except as may be otherwise contemplated by this Agreement (including, without limitation, in connection with any subsequent transfers of Ancillary
               Assets and the Kyowa agreement referred to in Schedule 4.19(a). Nothing in this Section 5.7 shall, however, be construed as limiting the ability of the Sanofi Group to manufacture, use and sell products, technology and know-how currently developed, manufactured or distributed by the Group Companies, for purposes of testing its own pharmaceutical or other products or subsequent patient-monitoring related tests.

           (b) Notwithstanding the provisions of paragraph (b) above, the Sanofi Group shall be entitled to acquire control
               (within the meaning referred to in Article 355-1 of French law no. 66-537 of July 24, 1966 relating to commercial companies) of, or merge with, or otherwise enter into another business combination with, companies or groups of companies whose main activity does not consist of the Business, in whole or in part, provided that it shall not take any measure specifically designed to develop the Business during the above five-year period.

    5.8    Undertaking of IP

    For a period of three (3) years from the Closing Date, IP will abstain from engaging directly or indirectly (except through the licenses granted now or in the future) in the manufacturing, sale or distribution of IVD Products, representing sales in excess of US$ 10,000,000 per year; provided, however, that this undertaking shall not prevent IP from making initial investments in start-ups whose operations are based in whole or in part on intellectual property developed by IP.

    5.9    Specific Indemnification of Certain Disclosed Items

           (a) By way of exception to the provisions of Section 8.1(c) hereof, the Sellers shall indemnify the Purchaser for liabilities resulting from the following matters disclosed in the Schedules to this Agreement, under and subject to the following terms and conditions:

               (i) Scangel Proceedings:  In the event of the
                   delivery of an arbitral award adverse to the Company in the proceeding described in
                   Schedule 4.10.1(e) hereto (involving
                   Diamed), the Sellers shall automatically pay to the Purchaser an indemnity of Euro 4,882,336, plus, as the case may be, the amount of any effective Loss suffered by the Company (or the Group Companies) in excess of such indemnity as a result of such adverse award;

                                                                   28.


              (ii) Fujirebio / Centocor Matter:  In the event
                   of a final determination adverse to the
                   Company in the Fujirebio / Centocor matter described in Schedule 4.14(b) hereto, the Sellers shall automatically pay to the Purchaser a lump sum indemnity in the amount of Euro 2,929,401 (which amount will be final);

             (iii) Certain potential tax liabilities:  In the
                   event that the potential tax liabilities described in Schedule 4.12(b) and in Exhibit 2(b) to Schedule 4.12(a) hereto should materialize, the Sellers shall indemnify the Purchaser for any effective Loss incurred by the Company or the Group Companies in connection therewith;

              (iv) Loss of Beckman Dealership Exclusivity:  In
                   the event that, within ninety (90) days of having been notified to that effect by the Company, Beckman Coulter, Inc. should exercise its right to terminate the exclusivity right of the Company under the Exclusive Dealer Agreement dated April 30, 1997, on the basis of the Change of Control, the Sellers shall pay to the Purchaser automatically an indemnity of Euro 2,929,401, plus, as the case may be, the amount of any effective Loss suffered by the Company (or the Group Companies) in excess of such indemnity as a result of such termination;

               (v) Beckman Patent Indemnity:  The Sellers shall
                   indemnify the Purchaser, up to a maximum amount of Euro 2 million, for the effective Loss suffered by the Company or the Group Companies as a result of the Company having had to discharge the patent indemnity described in Schedule 4.15(iii) hereto;

              (vi) Contaminated Blood Litigation:  Sanofi shall
                   indemnify and hold the Purchaser harmless from any liability incurred by the Company in connection with the HIV blood contamination that occurred in France prior to 1986; provided, however, that Sanofi is effectively subrogated in, or otherwise assigned, all the rights of the Company under its insurance policies and under any other public or private indemnification scheme.
                   The Sellers shall also assume the legal costs of any litigation imposed on the Company in connection with this matter. The Purchaser undertakes, at the request of the Sellers, to cause the Company to involve the relevant insurance companies in any such litigation.

           (b) All amounts payable by the Sellers under sub-paragraph
               (a) above shall be subject to the provisions of
               Article 8 of this Agreement (including any limitations contained therein), provided, however, that items (v) and
               (vi) above shall be indemnified irrespective of the aggregate maximum amount of indemnification stipulated in Section 8.6(d) hereof being reached.

                                                                   29.

                                      ARTICLE 6
                             COVENANTS OF THE PURCHASER

    6.1    Certain Guarantees and Repayments

           (a) The Purchaser undertakes to provide no later than on the Closing Date its guarantee or other credit support acceptable to the relevant creditors in replacement for all guarantees of Sanofi or its Affiliates (other than the Group Companies) extended in respect of any obligations of the Group Companies, a list of which is set forth in Schedule 4.15, except those guarantees referred to in Schedule 6.1(a).

           (b) The Purchaser undertakes to make available to the Group Companies from the Purchaser on the Closing Date sufficient lines of credit to permit them to repay, on the Closing Date, the total amount outstanding, including principal and interest, under any and all borrowings made by them from Sanofi or its Affiliates (other than the Group Companies), which amount (the "Preliminary Amount") shall be initially determined on the tenth (10) Business
               Day preceding the Closing Date and notified to the Purchaser no later than three (3) Business Days before the Closing Date.

               No later than five (5) Business Days following the Closing Date, Sanofi shall notify the Purchaser of the total amount effectively outstanding, including principal and interest, under any and all borrowings made by the Group Companies from Sanofi or its Affiliates (other than the Group Companies) as of the Closing Date (but prior to the Closing) (the "Closing Date Amount"). If the Closing Date Amount exceeds the Preliminary Amount, the Purchaser shall cause the Group Companies to reimburse to Sanofi or its relevant Affiliates the difference between these two Amounts no later than five (5) Business Days after receipt by the Purchaser of the notification of the Closing Date Amount. If the Closing Date Amount is less than the Preliminary Amount, Sanofi agrees to pay, or cause to be paid to the relevant Group Companies, the difference between these two Amounts no later than five
               (5) Business Days following receipt by the Purchaser of the notification of the Closing Date Amount.

    6.2    Employee Benefit Matters

           (a) The Purchaser shall cause the Group Companies to pay their employees the amounts due to them pursuant to the agreements attached as Schedule 6.2(a), with respect to the period running from January 1, 1999 to the Closing Date, as such amounts shall be calculated by Sanofi, in the exercise of its reasonable judgment, and notified to Purchaser; it is specified that the Group Companies have provided for adequate reserves, on a monthly basis, in respect of all sums due under such agreements.

           (b) Sanofi and its Affiliates shall remain liable, after the Closing Date, for certain benefit obligations of Sanofi (through its Affiliate, Sanofi, Inc.) to the employees of SDP, Inc. and Genetic Systems Corporation accrued in respect of the period ending on the Closing Date, in accordance with Schedule 6.2(b). The Purchaser shall satisfy its obligations under Schedule 6.2(b).

           (c) The Purchaser shall, and shall cause the Group
               Companies located in France to, maintain for a period of eighteen (18) months after the Closing Date, without interruption, employee compensation and benefit plans, programs and policies and fringe benefits that are no less favorable than those in effect as of the Closing Date. To the extent permitted by applicable law, the employees of such Group Companies shall continue to be given credit after the Closing Date for all service credited to them prior to the Closing Date, for purposes of eligibility, vesting,

                                                                   30.

               benefit accrual, seniority or otherwise, under all employee compensation and benefit plans, programs and policies and fringe benefits then in effect. The Purchaser shall, and shall cause such Group Companies to, grant to any employees of such Group Companies dismissed within a period of eighteen
               (18) months after the Closing Date severance terms consistent with such Group Companies' past practices as implemented prior to December 31, 1998.

    6.3    Use of the "Sanofi" Name

    No later than the earlier of the expiration of a period of eighteen (18) months following the Closing Date and the date on which substantially all stocks of products bearing the name "Sanofi", as in existence as of the date hereof, are sold or destroyed, the Purchaser undertakes (i) to cause any use of the "Sanofi" name by the Group Companies or the Ancillary Assets to definitively cease and (ii) to destroy or re-label, upon request from Sanofi or the relevant Ancillary Assets Sellers, any product or object on which the name "Sanofi" appears (with written confirmation of destruction or re-labeling to Sanofi).

    The eighteen (18) months limitation provided in this Section 6.3 shall not apply to the reagent rentals having a residual term as of the Closing Date greater than one (1) year, in respect of which the Purchaser shall cause the Group Companies to use their reasonable efforts to remove the "Sanofi" name affixed thereto as soon as possible.

    The Purchaser shall cause the corporate names of the Group Companies which include the "Sanofi" name to be modified no later than three (3) months after the Closing Date, to remove the name Sanofi therefrom.

    The Purchaser shall indemnify and hold Sanofi harmless from and against any and all liabilities that may result from the use of the "Sanofi" name following the Closing Date (including as contemplated by this Section 6.3).

    6.4    Guarantees of the Sellers not released at Closing

    In the event that a claim involving a Group Company and/or Sanofi, in respect of matters for which Sanofi is a guarantor of any Group Company(ies) (as indicated in Schedule 6.1(a)) or may otherwise be held liable, is made prior to or after the Closing Date and is not finally settled before the Closing Date, Sanofi may retain counsel at its own expense to defend the interests of the Group Company involved. At Sanofi's request, the Purchaser shall cause the relevant Group Company, as the case may be, to present all arguments, submit all pleadings, take all actions, file all counterclaims and more generally cooperate with Sanofi and the counsel appointed by it.
    The Purchaser shall provide, and shall cause the Group Companies to provide Sanofi with all information or documents in relation to said claim that Sanofi may reasonably request and generally, to fully cooperate. The Purchaser shall not, and shall cause the Group Companies not to, settle, admit liability or withdraw any claim (including oppositions in relation to intellectual property rights) in connection with said claim without the prior written consent of Sanofi.

    6.5    US GAAP Financial Statements

    The Purchaser shall cause the Purchaser's Auditor to take any and all actions necessary to satisfy the condition set forth in paragraph 10.1(b)(iii) as soon as possible following the date hereof so as to enable the Closing to take place on August 31, 1999.

                                                                   31.

    The Sellers shall cause the Group Companies and the Sellers'
    Auditor to cooperate with the Purchaser's Auditor in connection with the preparation of the financial statements referred to in such paragraph.

                              ARTICLE 7
                          ANCILLARY ASSETS

    7.1 The Ancillary Assets referred to in Exhibit C shall be transferred to the Purchaser (and the Purchaser shall assume the employment contracts of the persons employed principally in the conduct of the IVD Activities, which persons are listed in
    Schedule 7.1 (the "Ancillary Asset Employees") in accordance with the principles set forth in this Section. To that effect, the Purchaser and Sanofi shall determine, prior to the Closing Date, the detailed list of the Ancillary Assets, as well as the related liabilities and contracts.

    7.2 The Purchaser and Sanofi shall cooperate in order to find a mutually acceptable solution in order to ensure that the transfers of the Ancillary Assets contemplated hereby maximizes the economic and tax benefits for both Parties; failing an agreement between the Parties in this respect, the transfer of the Ancillary Assets concerned shall be effected by way of a transfer of assets.

    7.3    (a) The Ancillary Assets shall be transferred to the
               Purchaser (or its designee(s)) on the Closing Date, or on such subsequent date as the parties shall mutually determine allowing completion of the reorganizations referred to in Section 7.3(b)) and/or regulatory approvals be obtained, and the assumption by the Purchaser (or its designee(s)) of the employment contracts of the Ancillary Assets Employees will occur simultaneously.

           (b) The transfer to the Purchaser (or its designee(s)) of the Ancillary Assets listed in Schedule 7.3(b) shall be effected following their reorganization, as described in such Schedule.

    7.4 From the date hereof to the date on which the relevant Ancillary Assets shall be transferred to the Purchaser (or its designee(s)), Sanofi shall cause the Ancillary Asset Sellers, except for purposes of the reorganizations described in Schedule 7.3(b), (i) to manage the Ancillary Assets solely in accordance with past practice and in the normal and ordinary course of business (ii) not to enter into any contribution agreement with respect to the Ancillary Assets, (iii) not to make any material change in the accounting practices in connection with the Ancillary Assets and (iv) not to modify the employment status of any of the Ancillary Asset Employees, or any employment policies applicable to them, or to grant to any of them any increase or modification of compensation or benefits other than any such increases or modifications required by applicable law or the applicable collective employment conditions.

    7.5 If, as a result of the aforementioned reorganizations, certain Ancillary Assets may be transferred to or otherwise isolated within Entities whose shares are to be acquired by the Purchaser (or its designee(s)):

          (i) the Purchaser undertakes to provide or cause to provide, no later than on the date of transfer of such Entities, its guarantee or other credit support acceptable to the relevant creditors in replacement for any and all guarantees of Sanofi or its Affiliates (other than the Group Companies) extended in respect of any obligations of such Entities which will terminate on the Closing Date;

                                                                   32.


         (ii) the Purchaser undertakes to make available or have made available to such Entities, on the date of transfer thereof, sufficient lines of credit to permit them to repay, on such date, the total amount outstanding, including principal and interest, on any and all borrowings made by them from Sanofi and/or its Affiliates other than the Group Companies, according to the provisions set forth in Section 6.1(b); and

        (iii) the services agreements entered into between Sanofi and its Affiliates other than the Group Companies, on the one hand, and such Entities, on the other hand, if then in effect, shall automatically terminate on the date of transfer of said Ancillary Assets without giving rise to any indemnity whatsoever to either of the parties thereto, except as may be agreed between the Parties, unless Sanofi and the Purchaser agree to enter into a transition services agreement, upon terms and conditions mutually agreeable to them, to maintain the continuity of service for a limited period of time, without prejudice to the provisions of Section 5.4.

                             ARTICLE 8
                           NDEMNIFICATION

    8.1    Principle

           (a) Each Seller hereby undertakes to indemnify the Purchaser for damages, losses and reasonable expenses (including reasonable attorneys' fees) (collectively a "Loss") suffered by the Purchaser or the Group Companies as a result of:

               (i) any inaccuracy or breach of any representation or warranty extended by such Seller contained in this Agreement; or

              (ii) any breach of any covenant or undertaking of such Seller contained in this Agreement.

               Any Loss resulting from an inaccuracy or breach of a representation or warranty extended by both Sellers shall be indemnified by each of them prorata to its shareholding in the Company.

           (b) Certain additional indemnification and Tax matters relating to U.S. Subsidiaries are set forth in Schedule 8.1(b).

           (c) It is specified that the Sellers shall not indemnify the Purchaser in respect of any facts or matters which were disclosed in this Agreement (including in any Exhibits or Schedules thereto or in any document specifically referred to therein) except as specifically provided in Sections 5.2 and
               5.9 hereof. Any disclosure made in a schedule relating to a given representation provided by this Agreement shall only be made against such representation; provided, however, that disclosures contained in Schedules 4.10, 4.16 and 4.20 shall be deemed made against all the representations and warranties of the Sellers contained in this Agreement and, provided further, that the Purchaser shall not be entitled to indemnification hereunder on the basis of a claim of non-disclosure of a fact specifically disclosed by the Sellers in any of the Exhibits and Schedules to this Agreement.

                                                                   33.

    8.2    Claims

    In order to be valid, any claims made by the Purchaser under the terms of this Article 8 and/or Sections 5.2 and 5.9 hereof (a "Claim") shall be made in writing as follows:

           (a) each Claim shall state, with reasonable detail, the specific grounds therefor and the amount claimed;

           (b) each Claim shall be made with reasonable promptness after the Purchaser becomes aware of the circumstances giving rise thereto (and in any event prior to the expiration of a statutory deadline); provided, however, that any failure to give a timely notice will not waive any rights of the Purchaser except to the extent that the rights of the relevant Seller are actually prejudiced by any such delay.

    8.3    Deadlines for Claims

    Any Claims may give rise to indemnification only if notified by the Purchaser to the relevant Seller prior to the expiration of a three (3) year period from the Closing Date, or, for Claims related to Tax and environmental matters, as well as the contaminated blood litigation referred to in Section 5.9, prior to the expiration of a one-month period following the date of expiration of the relevant statute of limitations.

    8.4    Third-Party Claims

    In the event that a claim is made by a third party against a Group Company which constitutes or may become the basis for a Claim, the relevant Seller may retain counsel at its own expense to defend the interests of the Group Company involved. At such Seller's request, the Purchaser shall cause said Group Company, as the case may be, to present all arguments, submit all pleadings, take all actions, file all counterclaims and more generally cooperate with the relevant Seller and the counsel appointed by it. The Purchaser shall provide, and shall cause the Group Companies to provide the relevant Seller with all information or documents in relation to said third-party claim that the relevant Seller may reasonably request. The Purchaser shall not, and shall cause the Group Companies not to, settle, admit liability or withdraw any claim in connection with said third-party claim without the prior written consent of the relevant Seller, not to be unreasonably withheld.

    8.5    Effective Nature of the Loss

           (a) Any deficiency assessed by the Tax authorities whose sole effect is to shift a tax liability from one fiscal year to another shall give rise to indemnification by the relevant Seller only insofar as a Group Company is required to pay a penalty or interest charge in relation thereto.

           (b) Any deficiency assessed with regard to a Tax, such as a value-added tax, which is recoverable shall give rise to indemnification by the relevant Seller only insofar as a Group Company is required to pay a penalty or interest charge in relation thereto.

           (c) For purposes of calculation of the indemnification due by any Seller, any amounts paid to the Purchaser, the Group Companies under insurance policies or any other amount compensating the Loss for which the Claim is made shall be deducted or reimbursed to such Seller, as the case may be. If the relevant Seller pays an indemnity in respect of a Loss and the Purchaser or any of the Group Companies subsequently recovers (even after expiration of the relevant

                                                                   34.

               time limit set forth in Section 8.3) all or part of the amount of such indemnity from a third party (including insurance companies or tax authorities), the Purchaser shall take or shall cause the Group Companies to take all reasonable steps to recover such amount and, immediately upon recovery thereof, shall pay, or cause the Group Companies to pay, to the relevant Seller the amount thereby recovered (and in the event that such recovery shall result in the indemnification due in connection with the net amount of the concerned Loss falling below the amount specified in subsection 8.6(c) or in the total indemnification due in connection with the net amount of the concerned Loss and the other Losses, if any, which are eligible for indemnification by the Sellers, falling below the amount specified in subsection 8.6(b), the Purchaser shall repay to the relevant Seller the full amount paid by it in respect of all relevant Loss and/or Losses).

           (d) Any indemnification owed by any Seller shall be based on the amount of the Loss effectively suffered by the Group Companies, and shall be computed without regard to any multiple, price-earnings or equivalent ratio implicit in negotiating and/or setting the Share Purchase Price, except as expressly provided in Section 4.7(c).

           (e) Except as otherwise provided in Section 5.2 or 5.9 hereof, in the event that a Group Company is required to make a payment in connection with a third-party claim, the relevant Seller shall not be required to make any indemnification payment in connection thereto before such payment has actually been made by such Group Company to such third party.

           (f) Any item which, in the course of the procedure provided in
               Section 2.1.3(b), either (x) will have been specifically taken into account for the purpose of the Share Purchase Price Adjustment or (y) will have been settled as a result of an agreement between the Parties (or their respective Auditors) or a decision of the Independent Auditor, shall be excluded from indemnification by the Sellers.

    8.6    Determination of the Indemnification

           (a) The amount of the indemnity to the Purchaser due by any Seller in connection with a Loss sustained by a Group Company shall be pro-rated for the direct and/or indirect interest held by the Purchaser in the share capital of said Group Company as of the Closing Date.

           (b) No indemnification shall be due by any Seller unless the aggregate amount of the indemnification owed by the Sellers (but for this subsection (b)) exceeds (after all deductions pursuant to this Article 8) six million (6,000,000) French Francs, and such indemnification shall then become due only for the portion exceeding such amount.

           (c) In respect of individual Claims, the Purchaser shall not be entitled to indemnification unless the amount of the indemnification exceeds one hundred thousand (100,000) French francs per such individual Claim.

           (d) The total indemnification that may be due by the Sellers to the Purchaser under this Agreement shall not exceed in the aggregate thirty-nine million fifty-eight thousand six hundred and eighty-six (39,058,686) Euros. As the sole two exceptions to the foregoing stipulation, the limitation provided for in this paragraph 8.6(d) shall not apply to
               (i) indemnification arising out of inaccuracies of or omissions in respect of the representations of this Agreement relating to taxes (Section 4.12) and the environment (Section 4.18) and (ii) indemnification for any damages that may be incurred by PSD as a result of any potential liability in connection with the "contaminated blood" litigation (as set forth in Schedule 4.16 hereof).

                                                                   35.

    8.7    Exonerating and Mitigating Factors

           (a) The Sellers shall not be held liable for indemnification to the extent the Loss for which indemnification is sought may be attributed to any voluntary action or voluntary omission on the part of the Purchaser or the Group Companies after the Closing Date or to any change in accounting methods (including consolidation methods) or policies of the Group Companies after such date.

           (b) The Sellers shall not be held liable in respect of any breach of a representation or warranty which would not have occurred but for any Tax related law passed after the date hereof with retroactive effect and any other law passed after the date hereof.

           (c) The Sellers shall not be held liable for indemnification to the extent the Purchaser and the Group Companies did not, upon learning of the situation giving rise or likely to give rise to a Loss, use, or as concerns the Purchaser, caused the Group Companies to use, reasonable efforts to mitigate the corresponding Loss, subject to the corporate interest of the Group Companies.

           (d) In the event that a situation giving rise to a Claim is curable, in whole or in part, the Purchaser shall give the relevant Seller a reasonable opportunity to implement such a cure for a period of thirty (30) days from notice thereof, provided that such opportunity for cure shall not increase the original damage or materially impair the operations of the Purchaser.

           (e) Any indemnification due by any Seller in connection with any Loss resulting from matters specifically reserved against by the Group Companies (whether in a general reserve account or in a specific reserve account) shall be reduced by the amount of such reserves.

    8.8    Exclusivity of Remedy

    Except in the case of fraud committed by the Sellers, the indemnification provided in this Article 8 shall be the sole and exclusive remedy of the Purchaser against the Sellers in respect of any breach of any representation, warranty, covenant or undertaking of the Sellers and the Purchaser hereby waives any rights to rescission it may have.

    8.9    No Other Representations

    The Sellers do not make any representation or give any warranty to the Purchaser other than as specifically provided for in Article 4 and
    Schedule 4.12(a). Without limiting the generality of the foregoing, the Sellers do not make any representation or give any warranty to the Purchaser with respect to financial projections, budgets or management analyses relating to any of the Group Companies and to the future profitability and financial performance of any of the Group Companies.

                              ARTICLE 9
                               CLOSING

    9.1    Date and Place of Closing

    The closing of the sale and purchase of the Shares and the Ancillary Assets shall take place as follows:

                                                                   36.

         (i) the principal closing (the "Closing") shall take place at the offices of Cleary, Gottlieb, Steen & Hamilton, 41, avenue de Friedland, 75008 Paris, on August 31, 1999 or, if all conditions precedent set forth in Section 10.1 have not been fulfilled or waived in accordance herewith prior to such date, on September 30, 1999 or any such other date as may be mutually agreed by the Parties. The date of the Closing is herein referred to as the "Closing Date";

        (ii) subsequent closings may take place to consummate the purchase and sale of those Ancillary Assets (x) which involve reorganizations prior to their transfer to the Purchaser
             (or its designee(s)) as set forth in Section 7.3(b) and were not so purchased and sold at the Closing or (y) in respect of which transfer all required regulatory approvals shall have not been obtained prior to the Closing Date; it being understood that the Parties agree to use their best efforts to cause such subsequent closings to take place within six (6) months after the Closing Date and on the last day of the month (and if such day is not a Business Day, on the next succeeding Business Day).

    9.2    Closing Transactions

           (a) On the Closing Date:

             (i) The Sellers shall transfer and deliver to the Purchaser:

                 (aa) all documents necessary to effect the transfer of
                      the ownership of the Shares (together with any shares of the Company owned by any legal representative of the Company that represents the interests of the Sellers) to the Purchaser including duly completed and signed transfer orders;

                 (bb) all documents necessary to effect the transfer of
                      the ownership of any share of any Group Company owned by the Sanofi Group or IP or any shareholder of such Group Company that represents the interests of the Sellers or their Affiliates.

                 (cc) unconditional resignation letters, effective on
                      the Closing Date, from all of the legal
                      representatives of the Group Companies that represent the interests of the Sellers or their Affiliates, including those members of their boards of directors and supervisory boards that represent the interests of the Sellers or its Affiliates, with the exception of those persons mentioned on a list that will be notified in writing by the Purchaser to the Sellers no later than fifteen (15) days prior to the Closing Date;

                 (dd) a certified copy of the minute of the meeting of
                      the board of directors of the Company approving the Purchaser as shareholder of the Company;

                 (ee) a written status report of all third party
                      consents requested in connection with the Change of Control Contracts;

                 (ff) letters of resignation, duly signed by the
                      statutory auditors and alternate statutory auditors of each of the Group Companies, with effect as of the next succeeding general meeting of the shareholders of such companies; and

                                                                   37.

                 (gg) if the Closing Date is not August 31, 1999, any
                      updates and amendments to the Exhibits and Schedules to this Agreement that the Parties shall mutually agree are necessary or appropriate to maintain the accuracy of the statements contained in Article 4 as of the Closing Date, it being understood that the consent of the Purchaser shall not be unreasonably withheld.

            (ii) The Ancillary Asset Sellers shall deliver to the
                 Purchaser (or its designee(s)) all documents necessary to effect the transfer to the Purchaser (or its designee(s)) of all Ancillary Assets to be so transferred on the Closing Date.

           (iii) The Purchaser shall pay the Share Purchase Price and the Ancillary Asset Purchase Price of any Ancillary Assets transferred on the Closing Date in accordance with Article 2 and shall cause the Group Companies to pay, in immediately available funds, the Preliminary Amount referred to in
                 Section 6.1(b).

            (iv) The Purchaser shall deliver to the Sellers:

                 (aa) written waivers from the relevant creditors for
                      all guarantees that the Sellers or their Affiliates other than the Group Companies made in respect of any obligations of the Group Companies, a list of which guarantees is set forth in Schedule 4.15(iii) except those guarantees referred to in Schedule 6.1(a); and

                 (bb) written evidence that any regulatory approval of
                      the transaction contemplated hereby as may be required has been obtained.

           (b) On each subsequent date on which Ancillary Assets may be transferred, the relevant Ancillary Asset Sellers shall deliver to the Purchaser (or its designee(s)) all documents necessary to effect the transfer to the Purchaser (or its designee(s)) of all Ancillary Assets to be so transferred on such date and the Purchaser shall pay the Ancillary Asset Purchase Price of any Ancillary Assets transferred on such date in accordance with Section 2.2.2.

                                       ARTICLE 10
                           CONDITIONS PRECEDENT - TERMINATION

    10.1   Conditions Precedent

    The completion of the sale of the Shares and the Ancillary Assets is subject to the fulfillment of the following conditions precedent, it being specified that, in the event that certain of the regulatory approvals referred to in paragraph 10.1(a)(ii) below that are necessary for the transfer to the Purchaser of certain Ancillary Assets shall not have been obtained prior to the Closing Date, the absence of such approvals shall not affect the date of transfer of the Shares and shall only result in the postponement of the date of transfer to the Purchaser of the Ancillary Assets concerned as contemplated by Paragraph 9.1 (ii) hereof:

           (a) For the benefit of each of the Purchaser and the Sellers:

                                                                   38.

             (i) no injunction from a court of competent
                 jurisdiction shall have been issued to enjoin the completion of the transactions contemplated by this Agreement;

            (ii) any regulatory approval required to be obtained
                 by the Sellers or the Purchaser prior to the consummation of the transaction contemplated hereby and necessary to consummate such transaction shall have been obtained; and

           (iii) the board of directors of the Company shall have approved the Purchaser as shareholder of the Company.

           (b) For the exclusive benefit of the Purchaser, it being understood that these conditions may be waived, in whole or in part, at any time prior to the Closing Date, in writing by the Purchaser:

             (i) except for the consequences of termination, if
                 any, of material Contracts referred to in Section
                 5.2 hereof, between the date hereof and the Closing Date, there shall not have occurred any event effectively adversely affecting the financial condition of the Group Companies, taken as a whole, by more than Euro 39,058,686;

            (ii) the Sellers shall not be in breach of any
                 material covenant or agreement by them set forth herein; and

           (iii) the Purchaser's Auditor shall have prepared and delivered an audit report and audited consolidated financial statements in US dollars according to U.S. Generally Accepted Accounting Principles for the Group Companies in respect of fiscal years 1996, 1997 and 1998 prepared by the Group Companies, all meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, applicable to Registration Statement under such Act on Form S-1 and also meeting requirements for SEC Form 8-K.

           (c) For the exclusive benefit of the Sellers, it being understood that this condition may be waived at any time prior to the Closing Date in writing by the
               Sellers:

             (i) all of the representations of the Purchaser set
                 forth in Article 3 shall be true and accurate as if made as of the Closing Date; and

            (ii) the Purchaser shall not be in breach of any
                 covenant or agreement by it set forth herein, in particular, the Purchaser shall have complied with the obligations provided by Section 6.1 (a) and (b).

    The Parties undertake to use their best efforts to fulfill all the conditions precedent set forth in Section 10.1 above (and in particular to obtain the required approvals to the contemplated transaction) as soon as possible.

    10.2   Termination

    In the event that the conditions precedent set forth above in
    Section 10.1 are not fulfilled (or, as concerns the conditions set forth in Section 10.1(b) and (c), are not waived

                                                                   39.

    by their respective beneficiaries) at the latest on October 31, 1999, this Agreement shall automatically terminate without prejudice to (i) the rights of any Party in the event of a prior breach hereof by another Party and (ii) the provisions of the confidentiality agreement entered into by the Purchaser on March 5, 1999 (the "Confidentiality Agreement") which will survive the termination of this Agreement.

                              ARTICLE 11
                          GENERAL PROVISIONS

    11.1   Cooperation

    Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the authorized officers or directors of the Sellers or Purchaser, as the case may be, shall take all such action. The Sellers on the one hand and Purchaser on the other hand shall fully cooperate with each other with respect to any such further actions; to that effect, the Company shall provide to the Purchaser those monthly financial reports prepared by the Group Companies in the ordinary course of business.

    11.2   Confidentiality and Announcements

    The Parties hereby agree to keep confidential the terms and conditions contained in this Agreement, except as may be required by applicable law or requested by a competent judicial, administrative or regulatory authority, in which case the disclosure that may be required to be made by either Party shall be subject to the prior written consent of the other Party, which consent shall not be unreasonably withheld.

    Consequently, all announcements made in connection with this Agreement and the transactions contemplated hereby shall be the subject of a consultation between the Parties and a prior agreement between the Purchaser and the Sellers, which agreement shall not be unreasonably withheld. Notwithstanding the foregoing, the Purchaser may disclose the terms and conditions of this Agreement and any information furnished by the Sellers in connection herewith to any person reasonably necessary to facilitate any proposed financing of the transactions contemplated herein, provided, however, that such person shall agree to protect the confidentiality of such terms, conditions and information. Such disclosure shall be subject, in any event, to the prior review thereof and comments thereon by the Sellers to the extent that such disclosure may relate to them, which the Purchaser agrees to take into account to the greatest reasonable extent.

    11.3   Absence of Third-Party Rights - Assignment

    This Agreement is concluded for the sole benefit of the Parties (and their respective successors), and shall not benefit or create any rights whatsoever in favor of any third party. This Agreement shall not be assigned by either Party without the prior written consent of the other, except to wholly-owned Affiliates of such Party, provided, however, that the assigning Party shall remain jointly liable with the assignee for all of its obligations and liabilities hereunder, for the entire term thereof.

                                                                   40.

    11.4   Entire Agreement

    This Agreement (including its Exhibits and its Schedules) represents the entire agreement existing between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements (other than the Confidentiality Agreement) of the Parties with respect to the subject matter hereof. The Purchaser acknowledges that neither the Sellers nor any of their Affiliates, directors, employees, agents, representatives or advisors makes any representation or warranty, either express or implied, as to the accuracy or completeness of (and agrees that none of such persons shall have any liability or responsibility to it in respect of) any of the information provided or made available to the Purchaser or its agents or representatives, except as and only to the extent expressly provided for in this Agreement.

    11.5   Waivers and Amendments

    No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by each of the Parties. Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving Party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver. No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement.

    11.6   Severability

    If any provision of this Agreement is held to be invalid in whole or in part, the validity of the remaining provisions of the Agreement shall not be affected. In such event, the Parties shall, if possible, substitute for such invalid provision a valid provision corresponding to the spirit and purpose thereof.

    11.7   Section Headings

    The section headings in this Agreement are for convenience of reference only and shall not be deemed in themselves to have any contractual value or particular interpretation. Except as indicated otherwise, references made in this Agreement to articles, sections, subsections, Exhibits and schedules are made to articles, sections, subsections, Exhibits and schedules of this Agreement.

    11.8   Representation

           (a) IP hereby gives to Sanofi all necessary powers, for the entire term and all consequences hereof, in order to be represented by Sanofi, for the purpose of all notifications or communications to be made to or by IP under the terms hereof or in connection herewith. The foregoing delegation is for administrative convenience only and shall, in no way affect the rights and obligations of IP.

           (b) Sanofi hereby represents that it has been given the necessary powers from the Ancillary Asset Sellers, for the entire term and all consequences hereof, in order to represent them vis-a-vis the Purchaser. Consequently, all actions, claims, objections or decisions on the part of the Ancillary Asset Sellers provided for herein or in connection herewith shall be validly engaged, made or taken in their name by Sanofi. Likewise, the Ancillary Asset Sellers shall be validly represented by Sanofi for the purpose of all notifications or communications to be made to or by them under the terms hereof or in connection herewith.

                                                                   41.


    11.9    Notices and Communications

    All notices and communications provided for herein shall be deemed to have been duly given if delivered to the following addresses:

            - If to the Purchaser, to:

              Bio-Rad Laboratories Inc.
              1000 Alfred Nobel Drive
              Hercules, California, 94547
              To the attention of General Counsel

            - If to the Sellers, to:

              Sanofi
              174, avenue de France
              75013 Paris
              To the attention of General Counsel

              and:

              Institut Pasteur
              25-28, rue du Docteur Roux
              75724 Paris Cedex 15
              To the attention of Directeur General

    or to such other addresses as the addressees shall indicate in accordance with the provisions of this Section. All notices or communications shall be hand delivered against a receipt signed and dated by the addressee, or sent by registered mail with return receipt requested or by overnight delivery, and shall be deemed to have been received on the date stated on the receipt by the addressee for hand delivery, or three (3) days after the date of the postmark on the receipt of mailing, for registered mail or the date of deposit with the overnight delivery service.

    11.10  Costs

    The Purchaser and the Sellers shall each be responsible for payment of all fees and costs respectively incurred in connection with this Agreement and the operations contemplated herein, including the fees and disbursements of their respective financial advisors, auditors and attorneys.

    11.11  Governing Law

    This Agreement shall be governed by the laws of France.

    11.12  Disputes

    The Parties undertake to attempt to settle amicably and in good faith any dispute that may arise under this Agreement. In the absence of such a settlement, disputes thereunder shall be finally resolved under the Rules of Arbitration of the Court of Arbitration of the International Chamber of Commerce (the "ICC"), as in effect upon commencement of the arbitration proceedings, by three (3) arbitrators appointed in accordance with said Rules. The place of the arbitration shall be Paris, France and all related proceedings shall be conducted in the English language.

                                                                   42.

    Made in Paris, on July 3, 1999, in three (3) original counterparts.





    SANOFI-SYNTHELABO                  BIO-RAD LABORATORIES INC.



    /s/  Christian Mignon              /s/  David Schwartz
  _______________________              _______________________
    By:  Christian Mignon              By:  David Schwartz
         Duly authorized                    Duly authorized




    INSTITUT PASTEUR


    /s/ Jean Castex
    _______________________
    By: Jean Castex
        Duly authorized

                               TABLE OF CONTENTS

                                                                         Page

    ARTICLE 1 DEFINITIONS..................................................2

    ARTICLE 2 SALE AND PURCHASE OF THE SHARES AND ANCILLARY ASSETS.........6

    2.1       The Shares ..................................................6

    2.1.1     Sale and Purchase of the Shares..............................6

    2.1.2     Share Purchase Price.........................................6

    2.1.3     Share Purchase Price Adjustment..............................6

    2.2       Ancillary Assets.............................................9

    2.2.1     Sale and Purchase of the Ancillary Assets....................9

    2.2.2     Ancillary Asset Purchase Price...............................9

    2.2.3     Ancillary Asset Purchase Price Adjustment...................10

    ARTICLE 3 REPRESENTATIONS OF THE PURCHASER............................11

    3.1       Organization, Authority and Validity........................11

    3.2       No Breach...................................................11

    3.3       Consents....................................................11

    3.4       Brokers.....................................................12

    ARTICLE 4 REPRESENTATIONS OF THE SELLERS..............................12

    4.1       Organization, Authority and Validity........................12

    4.2       No Breach...................................................13

    4.3       Consents....................................................14

    4.4       Incorporation, Existence and Authority of the
               Group Companies............................................14

    4.5       Capital Structure...........................................14

    4.6       Transferability of the Shares...............................14

    4.7       Financial Statements........................................14

    4.8       Real Estate.................................................15

    4.9       Movable Property, Businesses ("Fonds de Commerce")
               and Inventory..............................................15

    4.10      Intellectual Property Rights................................16

    4.11      Loans.......................................................18

    4.12      Tax, Social Security and Customs............................18

    4.13      Insurance...................................................19

    4.14      Contracts...................................................19

                                 TABLE OF CONTENTS
                                    (continued)

                                                                         Page

    4.15      Relations with the Sellers..................................20

    4.16      Disputes....................................................20

    4.17      Compliance with Law.........................................20

    4.18      Environment.................................................21

    4.19      Ancillary Assets............................................21

    4.20      Labor Matters...............................................21

    4.21      Product Liability...........................................22

    4.22      Brokers.....................................................23

    4.23      No Material Adverse Change..................................23

    4.24      Year 2000 Compliance........................................23

    4.25      Euro Compliance.............................................23

    4.26      Maintenance of Business.....................................23

    ARTICLE 5 COVENANTS OF THE SELLERS....................................23

    5.1       Management of the Group Companies between the date
               hereof and the Closing Date................................23

    5.2       Consents / HCV License......................................24

    5.3       Reasonable Access...........................................26

    5.4       Services Agreements.........................................26

    5.5       Termination of the Shareholders' Agreement  -
               Amendment to Cooperation Agreement.........................26

    5.6       Transfer of Sanofi IVD Patents............................. 26

    5.7       Non compete.................................................27

    5.8       Undertaking of IP...........................................27

    5.9       Specific Indemnification of Certain Disclosed Items.........27

    ARTICLE 6 COVENANTS OF THE PURCHASER..................................29

    6.1       Certain Guarantees and Repayments...........................29

    6.2       Employee Benefit Matters....................................29

    6.3       Use of the "Sanofi" Name....................................30

    6.4       Guarantees of the Sellers not released at Closing...........30

    6.5       US GAAP Financial Statements................................30

                                 TABLE OF CONTENTS
                                    (continued)

                                                                         Page

    ARTICLE 7 ANCILLARY ASSETS............................................31

    7.1       ............................................................31

    7.2       ............................................................31

    7.3       ............................................................31

    7.4       ............................................................31

    7.5       ............................................................31

    ARTICLE 8 INDEMNIFICATION.............................................32

    8.1       Principle...................................................32

    8.2       Claims......................................................33

    8.3       Deadlines for Claims........................................33

    8.4       Third-Party Claims..........................................33

    8.5       Effective Nature of the Loss................................33

    8.6       Determination of the Indemnification........................34

    8.7       Exonerating and Mitigating Factors..........................35

    8.8       Exclusivity of Remedy.......................................35

    8.9       No Other Representations....................................35

    ARTICLE 9 CLOSING.....................................................35

    9.1       Date and Place of Closing...................................35

    9.2       Closing Transactions........................................36

    ARTICLE 10 CONDITIONS PRECEDENT - TERMINATION.........................37

    10.1      Conditions Precedent........................................37

    10.2      Termination.................................................38

    ARTICLE 11 GENERAL PROVISIONS.........................................39

    11.1      Cooperation.................................................39

    11.2      Confidentiality and Announcements...........................39

    11.3      Absence of Third-Party Rights - Assignment..................39

    11.4      Entire Agreement............................................40

    11.5      Waivers and Amendments......................................40

    11.6      Severability................................................40

    11.7      Section Headings............................................40

                                 TABLE OF CONTENTS
                                    (continued)

                                                                         Page

    11.8      Representation..............................................40

    11.9      Notices and Communications..................................41

    11.10     Costs.......................................................41

    11.11     Governing Law...............................................41

    11.12     Disputes....................................................41

      LIST OF EXHIBITS & SCHEDULES TO THE PURCHASE AGREEMENT



   Reference in
   the Purchase  Description of the Exhibit or the Schedule
    Agreement

   Exhibit A     Organizational Chart of the Group Companies

   Exhibit B     List of the Ancillary Asset Sellers

   Exhibit C     Detailed list of the Ancillary Assets and Net
                 book value of the Ancillary Assets

   Exhibit D     Method used for the calculation of the Consolidated
                 Reference Net Worth ("Calculation Method")

   Exhibit E     Method used for the calculation of the Consolidated
                 Closing Date Net Worth ("June Calculation")

   Exhibit F     Letters of Ernst & Young dated April 22, 1999

   Exhibit G     Calculation of the Consolidated EBITDA

   Sched. 4.2.1  Events in which the execution of the Agreement or the performance by Sanofi of its obligations thereunder or the consummation of the transactions contemplated thereby does or will:
                 (i) conflict with or violate any provision of the by-laws or any other corporate govenance document of Sanofi or of any Group Company; or
                 (ii) to Sanofi's best knowledge, violate, conflict with or result in the breach of any Contract to which Sanofi or any Group Company is a party; or
                 (iii) constitute a violation by it or any Group Company of any laws or regulations.

  Sched. 4.2.2   Events in which the execution of the Agreement or the
                 performance by IP of its obligations thereunder or the consummation of the transactions contemplated thereby does or will:
                 (i) conflict with or violate any provision of the by-laws or any other corporate govenance document of IP or of any Group Company; or
                 (ii) to IP's best knowledge, violate, conflict with or result in the breach of any Contract to which IP or any Group Company is a party; or
                 (iii) constitute a violation by it or any Group Company of any laws or regulations.

  Sched. 4.3.1   List of consents to be obtained by Sanoft or any Group
                 Company in connection with the execution of the Agreement or the consummation of any of the transactions contemplated therein

  Sched. 4.3.2   List of consents to be obtained by IP or any Group Company in connection with the execution of the Agreement or the consummation of any of the transactions contemplated therein

  Sched. 4.4.1   Number of shares, directly or indirectly, owned by Sanofi
                 in the Company and its Subsidiaries

  Reference in
  the Purchase       Description of the Exhibit or the Schedule
   Agreement

  Sched. 4.4.2   Number of shares, directly or indirectly, owned by
                 IP in the Company and its Subsidiaries

  Sched.         List of the Group Companies indicating their jurisdiction
  4.4.3 (a)      of incorporation, their shareholding and any interest
                 they may have in other Entities

  Sched.         List of the Group Companies that are subject to voluntary
  4.4.3 (d)      or juridicial reorganization proceedings, or similar
                 proceedings or that are undergoing a liquidation

  Sched. 4.5(a)  Liens affecting the Shares or any shares and other equity interests in the Subsidiaries

  Sched. 4.6     Number and purcentage of the Shares owned by Sanofi and IP

  Sched.         Proforma 1998 Financial Statements
  4.7(a)(i)

  Sched.         Sanofi Group Accounting Principles
  4.7(a)(ii)

  Sched.         Diagnostics Division specific Accounting Principles
  4.7(a)(iii)

  Sched.         Material liabilities of the Group Companies as of
  4.7(a)(iv)     December 31, 1998, not reflected or not reserved against
                 in the Proforma 1998 Financial Statements

  Sched.         List of senior management of the Group Companies
  4.7(b)(i)

  Sched.         Since December 31, 1998:
  4.7(b)(ii)     (i)   exceptions to the conduct of the business of
                 the Group Companies in the ordinary course of business and in a manner consistent with past practice,
                 (ii) distribution of dividends, modifications to the by-laws, or modifications to the share capital of the Group Companies and
                 (iii) liabilities incurred by the Group Companies out of the ordinary course of business and that had a material adverse effect on their financial condition

  Sched. 4.8(a)  List of all real estate owned or leased by the Group
                 Companies, including all land and buildings used for purposes of carrying out their activities

  Sched. 4.8(b)  Liens affecting the value or the use of the Real Estate owned by the Group Companies

  Sched. 4.8(c)  Real Estate not owned by the Group Companies and leased pursuant to non valid lease agreements

  Reference in
  the Purchase   Description of the Exhibit or the Schedule
    Agreement

  Sched. 4.9(a)  Movable property, installations and equipment, used by the Group Companies to conduct their businesses, that either are (i) subject to Liens (for owned movable property) or (ii) leased under the terms of a non valid lease, operating lease or capital lease agreement

  Sched. 4.9(b)  Businesses that (i) have not been operated, in all material respect, in accordance with currently applicable laws and regulations or (ii) are not fully owned by the Group Companies or (iii) are affected by Liens

  Sched.         (i) List of all patents, patent applications, registered
  4.10.1(a)      trademarks, trademark applications, owned by the Group
                 Companies,
                 (ii) List of licenses granted to the Group Companies in connection with patents, patent applications, registered trademarks, trademark applications, know-how and intellectual property rights to monoclonal antibodies, except pursuant to the Cooperation Agreement,
                 (iii) Indicative list of cell lines and monoclonal antibodies held by the Group Companies

  Sched.         Intellectual Property Rights (except for Sanofi IVD
  4.10.1(b)      Patents) not owned or used pursuant to license agreements
                 by the Group Companies and Intellectual Property Rights owned by the Group Companies (or by Sanofi for Sanofi IVD
                 Patents) that are subject to any Liens (with the exception of rights granted to third parties pursuant to license agreements) or are no longer enforceable as a result of non-compliance with the formalities required to maintain them in full force and effect or the failure to use such Intellectual Property Rights

  Sched.         Absence of valid title to the Intellectual Property Rights
  4.10.1(c)      owned by the Group Companies (or by Sanofi for Sanofi IVD
                 Patents)

  Sched.         Licenses or other rights to use any of the Intellectual
  4.10.1(d)      Property Rights granted, or agreed to be granted, to any
                 third party by the Group Companies

  Sched.         Intellectual Property Rights used but not owned by the
  4.10.1(e)      Group Companies that are not used by the Group Companies
                 pursuant to valid license agreements; material breaches under any of the license agreements; summary description of proceedings and claims currently outstanding against the Group Companies in respect of the Intellectual
                 Property Rights

  Sched.         Obligations of payment by the Group Companies in connection
  4.10.1(f)      with the ownership or use of the Intellectual Property
                 Rights other than (aa) fees payable to their intellectual property counsels and to competent authorities to maintain their Intellectual Property Rights in full force and effect and (bb) with respect to Intellectual Property
                 Rights not owned by them, the royalties and cash payments provided in the corresponding license agreement

  Sched.         Alterations or impairments of the Group Companies' rights
  4.10.1(g)      under license agreements that may be caused by the
                 consummation of the contemplated transaction

  Reference in
  the Purchase   Description of the Exhibit or the Schedule
   Agreement

  Sched.         List of patents, registered trademarks and know-how owned
  4.10.2(a)(i)   in whole or in part by IP and currently used by all or
                 certain of the Group Companies or that the Group
                 Companies, are entitled to use, in each case in the field of the IVD Activities, pursuant to the Cooperation
                 Agreement (the IP Patents and Trademarks")

  Sched.         IP Patents and Trademarks licensed on a non-exclusive
  4.10.2(a)(ii)  basis

  Sched.         IP Patents and Trademarks that are not owned or co-owned
  4.10.2(b)      by IP pursuant to valid tittle and co-owned IP Patents
                 and Trademarks in respect of which IP is not entitled to grant licenses to third-parties pursuant to a management agreement relating thereto

  Sched.         IP Patents and Trademarks subject to Liens or that are
  4.10.2(c)      not enforceable as a result of non-compliance with the
                 formalities required to maintain them in full force and effect or the failure to use such Patents and Trademarks

  Sched.         Licenses or other rights to use those of the IP Patents
  4.10.2(d)      and Trademarks licensed to the Group Companies, on an
                 exclusive basis, that are granted by IP or agreed to be granted by IP to any third parties

  Sched.         Summary description of proceedings and claims currently
  4.10.2(e)      outstanding against IP or the Group Companies in respect
                 of the IP Patents and Trademarks

  Sched. 4.11    Outstanding loans granted to any individual or legal
                 entity by the Group Companies, with the exception of customary loans to employees or bodies responsible for the collection of employer's construction fund contribution and loans granted to other Group Companies

  Sched. 4.12(a) Representations and warranties specific to the US
                 Subsidiaries

  Sched. 4.12(b) (i) Reports and returns in respect of Taxes that were not filed by the Group Companies on a timely basis with the competent authorities and reports and returns that were not true and accurate in all material respects when Filed,
                 (ii) Taxes required to be paid by the Group Companies that were due and payable prior to the date hereof that have not been paid by the Group Companies and
                 (iii) insufficient provisions in the Proforma 1998 Financial Statements, in connection with the payment of all Taxes that were not due and payable prior to January 1, 1999 but for which the Group Companies may be liable in respect of periods ending prior to January 1, 1999, regardless of whether the liability for such Taxes is disputed

  Sched. 4.12(c) Group Companies subject to audits or investigations by a competent authority regarding Taxes

  Sched. 4.13(a) List of insurance policies in effect

  Sched. 4.13(b) List of material pending claims or disputes in connection with insurance policies

  Reference in
  the Purchase   Description of the Exhibit or the Schedule
   Agreement

  Sched. 4.14(a) List of all Contracts (except for license
                 agreements relating to Intellectual Property Rights) between any of the Group Companies and a third party, that (i) involve the obligation (including contingent obligation) by or to any of the Group Companies to pay amounts in excess of one million French Francs in any year (on the basis of the Proforma 1998 Financial Statements) or (ii) were not entered into in the ordinary course of business of the Group Companies

  Sched. 4.14(b) Contracts listed in Schedule 4.14(a) that are not valid, binding or enforceable by one or more of the Group Companies in accordance with their respective terms and Contracts listed in Schedule 4.14(a) under which any party thereto is materially in default

  Sched. 4.14(c) Contracts listed in Schedule 4.14(a) providing for a clause pursuant to which any other party to such Contracts may request that they be terminated, modified or renegotiated, as a result of the contemplated transaction

  Sched. 4.15    (i) Properties and rights whatsoever, that are
                 necessary for the Group Companies to carry out their activities (other than the IP Patents and Trademarks) held by any of the Sellers;
                 (ii)Contracts with any Group Companies to which any of the Sellers is party and rights against the Group
                 Companies held by any of the Sellers (other than the shareholders' rights of the Sellers vis-a-vis the Group Companies, Sanofi's rights to the Sanofi IVD
                 Patents and IP's rights under the Cooperation Agreement and the licenses of the IP Patents and Trademarks to the Group Companies); and
                 (iii)guarantees or other security interests securing any of the Group Companies' undertakings granted by any of the Sellers and guarantees granted by any of the Group
                 Companies to secure any of the Sellers' obligations vis-a-vis third parties

  Sched. 4.16    Summary description of judicial, administrative or
                 arbitration proceedings pending against any of the Group
                 Companies, which would have a material adverse effect on its business condition or the economic or financial prospects of the Group Companies taken as a whole

  Sched. 4.17    (i) Permits and other consents required to conduct
                 the respective operations of the Group Companies as currently being conducted that are not possessed by them;
                 and
                 (ii) non-compliance with these permits or consents or with any laws or regulations currently applicable to the Group Companies in the conduct of their operations
                 (except for instances of non-compliance that would not reasonably be expected to have a material adverse effect on the relevant Group Company)

  Reference in
  the Purchase   Description of the Exhibit or the Schedule
   Agreement

  Sched. 4.18    Activities carried out by the Group Companies
                 that do not comply with environmental laws or regulations currently applicable to them; environmental authorizations and licenses required for the conduct of the Group Companies' operations as currently conducted that have not been obtained by the Group Companies, and non-compliance with said authorizations and licenses

  Sched. 4.19(a) (i) Ancillary Assets that are not wholly-owned by the
                 Ancillary Asset Sellers and/or (ii) Liens affecting the Ancillary Assets

  Sched. 4.20(a) List of the employees of the Group Companies (including the US Subsidiaries) and of the Ancillary Asset Employees; description of liabilities relating to such employees

  Sched. 4.20(b) List of retirement plans, profit-sharing schemes and optional employee plans to which the Group Companies participate or contribute, other than those legally required

  Sched. 4.20(c) List of contracts concluded between any Group Company and its employees, which provide, in the event of termination, for a notice period or payment of an indemnity which exceeds those provided for by applicable laws, regulations and/or collective bargaining agreements

  Sched. 4.20(d) Outstanding commitments and undertakings made by the Group
                 Companies (including the US Subsidiaries) and of the Ancillary Asset Employees vis-a-vis their former employees

  Sched. 4.20(e) Undertakings given or commitments made by the Group
                 Companies in connection with any restructuring plan (plan social) or dismissal plan (licenciement collectif) that have not been entirely performed or fulfilled

  Sched. 4.20(f) Summary description of current labor litigation involving claims by employees of the Group Companies

  Sched. 4.20(g) Undertakings given by the Group Companies including the
                 US Subsidiaries and of the Ancillary Asset Employees to their employees in connection with the contemplated transaction

  Sched. 4.20(h) Ancillary Asset Employees for whom none of the representations and warranties contained in Section 4.20 are made

  Sched. 4.21(a) Product recalls

  Sched. 4.2l(b) Warranties granted by any of the Group Companies with respect to its products under the terms of which any of them would be liable beyond the limits and periods provided for by law and/or the general conditions of sale of the Group Companies, as applicable

  Sched. 4.24    Presentations, reports and memoranda relating to Y2K

  Reference in
  the Purchase   Description of the Exhibit or the Schedule
   Agreement

  Sched. 4.25    Presentations, reports and memoranda relating to Euro

  Sched. 5.2     List of Change of Control Contracts

  Sched. 5.4(a)  Services agreements, between Sanofi or its Affiliates, on the one hand, and the Group Companies, on the other hand, that shall terminate on the Closing Date

  Sched. 5.4(b)  Services agreements that shall remain in effect, between Sanofi or its Affiliates, on the one hand, and the Group Companies, on the other hand, for a renewable 6 month period following the Closing Date

  Sched. 5.4(c)  Agreements that shall remain in effect, between Sanofi or its Affiliates, on the one hand, and the Group Companies, on the other hand, after the Closing Date, according to their terms and conditions

  Sched. 5.6     List of the Intellectual Property Rights currently
                 registered under Sanofi`s name or under the name of any of its Affiliates (the "Sanofi IVD Patents")

  Sched. 6.1(a)  List of guaranties extended by Sanofi to the Group
                 Companies that will be maintained after the Closing Date

  Sched. 6.2(a)  Copy of Sanofi Group profit-sharing plans applicable to certain of the Group Companies

  Sched. 6.2(b)  Terms and conditions of the transfer of financial assets and of the benefit obligations relating to the employees of US Subsidiaries

  Sched. 7.1     List of the Ancillary Asset Employees

  Sched. 7.3(b)  List of the Ancillary Assets subject to reorganization before being transferred to the Purchaser and description of the reorganization to be implemented

  Sched. 8.l(b)  Additional indemnification and Tax matters relating to the US Subsidiaries